EXHIBIT 99.1

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

We are a multi-national integrated biopharmaceutical company primarily engaged in the discovery, development and commercialization of innovative therapies designed to treat cancer and immune-inflammatory related diseases. Our lead products are: REVLIMID(R), which gained recent FDA approval in MDS patients with the 5q chromosomal deletion and is under review by the FDA for multiple myeloma, and THALOMID(R) (thalidomide), which is currently marketed for the treatment of erythema nodosum leprosum, or ENL, and under review by the FDA for the treatment of multiple myeloma. Over the past several years, THALOMID(R) net sales have grown steadily driven mainly by its off-label use for treating multiple myeloma and other cancers. The sales growth of THALOMID(R) has enabled us to make substantial investments in research and development, which has advanced our broad portfolio of drug candidates in our product pipeline, including a pipeline of IMiDs(R) compounds, which are a class of compounds proprietary to us and having certain immunomodulatory and other biologically important properties. We believe that the sales growth of THALOMID(R), the growth potential for REVLIMID(R), the depth of our product pipeline, near-term regulatory activities and clinical data reported at major medical conferences provide the catalyst for future growth.

FACTORS AFFECTING FUTURE RESULTS

Future operating results will depend on many factors, including demand for our products, regulatory approvals of our products, the timing and market acceptance of new products launched by us or competing companies, the timing of research and development milestones, challenges to our intellectual property and our ability to control costs. See also the Risk Factors discussion in Part I, Item 1A of this Annual Report on Form 10-K. Some of the more salient factors that we are focused on are: the ability of REVLIMID(R) to successfully penetrate relevant markets; competitive risks; and our ability to advance clinical and regulatory programs.

THE ABILITY OF REVLIMID(R) TO SUCCESSFULLY PENETRATE RELEVANT MARKETS:
REVLIMID(R) was approved by the FDA on December 27, 2005 for the treatment of certain myelodysplastic syndromes, or MDS, associated with a deletion 5q cytogenetic abnormality and we have begun to execute our product launch strategies, which includes among other things: registering physicians in the RevAssistsm program, which is a proprietary risk-management distribution program tailored specifically to help ensure the safe use of REVLIMID(R); sponsoring numerous medical education programs designed to educate physicians on MDS; and, partnering with contracted pharmacies to ensure safe and rapid distribution of REVLIMID(R). In addition, we have implemented an expanded access program to provide patients with relapsed or refractory multiple myeloma free access to REVLIMID(R) while the FDA reviews our sNDA for that indication. We do not, however, have long-term data on the use of the product and cannot predict whether REVLIMID(R) will gain widespread acceptance, which will mostly depend on the acceptance of regulators, physicians, patients and opinion leaders. The success of REVLIMID(R) will also depend, in part, on prescription drug coverage by government health agencies, commercial and employer health plans, and other third-party payers. As an oral targeted cancer agent, REVLIMID(R) qualifies as a Medicare Part D drug. Each Part D plan will review REVLIMID(R) for addition to their formulary. As with all new products introduced into the market, there may be some lag time before being reviewed on each plan's formulary. We are encouraged that during this formulary review process, patients have been given access to REVLIMID(R) and there have been no reported denials for coverage.


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


COMPETITIVE RISKS: The landscape for the treatment of multiple myeloma and other cancer and immune-inflammatory related diseases is highly competitive. While competition could reduce THALOMID(R) sales and limit REVLIMID(R) launch expectations, we do not believe that competing products will eliminate REVLIMID(R) and THALOMID(R) use entirely. In addition, generic competition could reduce THALOMID(R) sales. However, we own intellectual property which includes, for example, U.S. patents covering our S.T.E.P.S.(R) distribution program for the safer delivery of thalidomide, which all patients receiving thalidomide in the United States must follow. We also have exclusive rights to several issued patents covering the use of THALOMID(R) in oncology and other therapeutic areas. Even if generic competition were able to enter the market, we expect REVLIMID(R), which is now available commercially, to at least partially replace THALOMID(R) sales.

ABILITY TO ADVANCE CLINICAL AND REGULATORY PROGRAMS: A major objective of our on-going clinical trials programs is to broaden our knowledge about the full potential of REVLIMID(R) and to continue to evaluate the drug in a broad range of indications including lymphocytic leukemia, Non-Hodgkin's Lymphoma, Amyloidosis and myelofibrosis. The significant near-term regulatory catalysts that we are focused on include: the FDA's decision regarding our sNDA for THALOMID(R) in multiple myeloma (a Prescription Drug User Fee Act, or PDUFA, date of May 25, 2006 has been set); the FDA's decision regarding our sNDA for REVLIMID(R) in relapsed or refractory multiple myeloma; and from an international perspective, the European Medicines Agency, or EMEA, decision regarding our Marketing Authorization Application, or MAA, for REVLIMID(R) in MDS with the 5q chromosomal deletion.

COMPANY BACKGROUND

In 1986, we were spun off from Celanese Corporation and in July 1987 we completed an initial public offering. Initially, our operations involved research and development of chemical and biotreatment processes for the chemical and pharmaceutical industries. Between 1990 and 1998, our revenues were derived primarily from the development and supply of chirally pure intermediates to pharmaceutical companies for use in new drug development. By 1998, sales of chirally pure intermediates became a less integral part of our strategic focus and, in January 1998 we sold the chiral intermediates business to Cambrex Corporation.

In July 1998, we received approval from the FDA to market THALOMID(R) for use in ENL, a complication of the treatment of leprosy, and in September 1998 we commenced sales of THALOMID(R) in the United States. Since then, sales of THALOMID(R) have grown significantly each year. In 2003, 2004 and 2005 we recorded net THALOMID(R) sales of $223.7 million, $308.6 million and $387.8 million, respectively.

In April 2000, we signed a licensing and development agreement with Novartis Pharma AG in which we granted to Novartis a license for FOCALIN(TM), our chirally pure version of RITALIN(R). The agreement provided for significant upfront and milestone payments to us based on the achievement of various stages in the regulatory approval process. It also provided for us to receive royalties on the entire family of RITALIN(R) products. Pursuant to the agreement we retained the rights to FOCALIN(TM) and FOCALIN XR(TM) in oncology indications.

In August 2000, we acquired Signal Pharmaceuticals, Inc., now Celgene Research San Diego, a privately held biopharmaceutical company focused on the discovery and development of drugs that regulate genes associated with disease. In November 2001, we licensed to Pharmion Corporation exclusive rights relating to the development and commercial use of our intellectual property covering thalidomide and S.T.E.P.S(R) in all countries outside of North America, Japan, China, Taiwan and Korea (see our references below to the December 2004 amendment with respect to these territories). In December 2002, we


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acquired Anthrogenesis Corp., a privately held biotherapeutics company developing processes for the recovery of stem cells from human placental tissue following the completion of a successful full-term pregnancy for use in stem cell transplantation, regenerative medicine and biomaterials for organ and wound repair.

In March 2003, we entered into a supply and distribution agreement with GlaxoSmithKline, or GSK, to distribute, promote and sell ALKERAN(R), or melphalan, a therapy approved by the FDA for the palliative treatment of multiple myeloma and carcinoma of the ovary. The agreement requires that we purchase ALKERAN(R) from GSK and distribute the products in the United States under the Celgene label. The agreement has been extended through March 31, 2009.

In October 2004, we acquired Penn T Limited, or Penn T, a worldwide supplier of THALOMID(R). Through manufacturing agreements entered into with a third party in connection with this acquisition, we are able to control manufacturing for THALOMID(R) worldwide and we also increase our participation in the potential sales growth of THALOMID(R) in key international markets. In December 2004, following our acquisition of Penn T, we amended the thalidomide supply agreement with Pharmion and granted them license rights in additional territories. As amended, the territory licensed to Pharmion is for all countries other than the United States, Canada, Mexico, Japan and all provinces of China other than Hong Kong.

On December 27, 2005, the FDA approved REVLIMID(R) for the treatment of patients with transfusion-dependent anemia due to low- or intermediate-1-risk myelodysplastic syndromes associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.

Until 2003, we had sustained losses in each year since our incorporation in 1986. For the years ended December 31, 2003, 2004 and 2005 we posted net income of $25.7 million, $52.8 million and $63.7 million, respectively, and at December 31, 2005 we had an accumulated deficit of $170.8 million. We expect to make substantial additional expenditures to further develop and commercialize our products. We expect that our rate of spending will accelerate as a result of increases in clinical trial costs, expenses associated with regulatory approval and expenses related to commercialization of products currently in development. However, we anticipate these expenditures to be more than offset by increased product sales, royalties, revenues from various research collaborations and license agreements with other pharmaceutical and biopharmaceutical companies, and investment income.

STOCK SPLIT

On December 27, 2005, we announced that the Board of Directors approved a two-for-one stock split payable in the form of a 100 percent stock dividend. Stockholders received one additional share for every share they owned as of the close of business on February 17, 2006. The additional shares were distributed on February 24, 2006. As a result, our authorized shares increased from 280,000,000 to 580,000,000 and shares outstanding increased from 172,057,726 shares to 344,115,452 shares as of the close of business on February 24, 2006. All share and per share amounts in the consolidated financial statements have been restated to reflect the two-for-one stock split effective February 17, 2006.

RESULTS OF OPERATIONS -
FISCAL YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

TOTAL REVENUE: Total revenue and related percentages for the years ended December 31, 2005, 2004 and 2003, were as follows:

--------------------------------------------------------------------------------------------------------------------
                                                                                                   % CHANGE
                                                                                           -------------------------
                                                                                                 2004         2003
                                                                                                  TO           TO
(IN THOUSANDS $)                           2005             2004            2003                 2005         2004
--------------------------------------------------------------------------------------------------------------------
Net product sales:
   THALOMID(R)                           $   387,816    $     308,577   $      223,686            25.7%       38.0%
   FOCALINTM                                   4,210            4,177            2,383             0.8%       75.3%
   ALKERAN(R)                                 49,748           16,956           17,827           193.4%       (4.9%)
   REVLIMID(R)                                 2,862                -                -             N/A
   Other                                         989              861              557            14.9%       54.6%
                                         ---------------------------------------------
Total net product sales                  $   445,625    $     330,571   $     244,453             34.8%       35.2%
Collaborative agreements
   and other revenue                         41,334           20,012           15,174            106.5%        31.9%
Royalty revenue                              49,982           26,919           11,848             85.7%       127.2%
                                         ---------------------------------------------
Total revenue                            $  536,941    $     377,502    $     271,475             42.2%        39.1%
====================================================================================================================


NET PRODUCT SALES:

2005 COMPARED TO 2004: THALOMID(R) net sales were higher in 2005, as compared to 2004, primarily due to price increases implemented as we move towards a cost of therapy pricing structure as opposed to a price per milligram. Sales volumes decreased due to lower average daily doses; however, the total number of prescriptions for 2005 remained essentially flat when compared to the prior year period. Partially offsetting the increase in THALOMID(R) sales were higher gross to net sales accruals for sales returns, Medicaid rebates and distributor chargebacks, which are recorded based on historical data. Included in 2005 were sales of $8.7 million from our U.K. subsidiary, CUK II, to Pharmion Corporation. Focalin(TM) net sales, which are dependent on the timing of orders from Novartis for their commercial distribution, were essentially flat when compared to the prior year period. ALKERAN(R) net sales were higher in 2005, as compared to 2004, due to price increases implemented during 2005 and an increase in sales volumes. ALKERAN(R) use in combination therapies for the treatment of hematological diseases continues to grow driven by clinical data reported at major medical conferences around the world. Also contributing to the increase in ALKERAN(R) sales volumes was the resolution of supply disruptions experienced in 2004, which resolution led to more consistent supplies of ALKERAN(R) for injection and consequently more consistent end-market buying patterns. REVLIMID(R) was approved by the FDA on December 27, 2005 and the first commercial sales were recorded relating to initial stocking at certain


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


contracted pharmacies that were registered under the RevAssist(TM) program. Other net product sales consist of sales of dehydrated human amniotic membrane for use in ophthalmic applications, which are generated through our Celgene Cellular Therapeutics division.

2004 COMPARED TO 2003: THALOMID(R) net sales were higher in 2004, as compared to 2003, primarily due to price increases implemented in the second half of 2003 and in the first nine months of 2004. The total number of prescriptions, which increased 9.4% from the prior year period, was offset by lower average daily doses. FOCALIN(TM) net sales were higher in 2004, as compared to 2003, due to the timing of shipments to Novartis for their commercial distribution. ALKERAN(R) net sales were lower in 2004, as compared to 2003, due to supply disruptions earlier in the year, which lead to inconsistent supplies of ALKERAN(R) IV and consequently inconsistent end-market buying patterns. Other net product sales consist of sales of dehydrated human amniotic membrane for use in ophthalmic applications, which are generated through our Celgene Cellular Therapeutics division.

GROSS TO NET SALES ACCRUALS: We record gross to net sales accruals for sales returns, sales discounts, Medicaid rebates and distributor charge-backs and services. Allowance for sales returns are based on the actual returns history for consumed lots and the trend experience for lots where product is still being returned. Sales discounts accruals are based on payment terms extended to customers. Medicaid rebate accruals are based on historical payment data and estimates of future Medicaid beneficiary utilization. Distributor charge-back accruals are based on the differentials between product acquisition prices paid by wholesalers and lower government contract pricing paid by eligible customers covered under federally qualified programs. Distributor services accruals are based on actual fees paid to wholesale distributors for services provided. See Critical Accounting Policies for further discussion.

Gross to net sales accruals and the balances in the related allowance accounts for the years ended December 31, 2005. 2004 and 2003 were as follows:

----------------------------------------------------------------------------------------------------------------------------
                                                      Returns                                    Distributor
                                                        and                       Medicaid    chargebacks and
(IN THOUSANDS $)                                     allowances      Discounts     rebates        services          Total
----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2002                            $ 2,783       $  290      $ 1,512             $ 434        $ 5,019
 Allowances for sales during 2003                        12,659        5,503       12,975             7,618         38,755
 Credits issued for prior year sales                     (1,761)        (360)      (1,843)             (430)        (4,394)
 Credits issued for sales during 2003                    (5,313)      (4,776)      (8,444)           (6,733)       (25,266)
                                                   -------------------------------------------------------------------------
Balance at December 31, 2003                              8,368          657        4,200               889         14,114
 Allowances for sales during 2004                        16,279        7,448       15,780            14,976         54,483
 Credits issued for prior year sales                     (6,221)        (685)      (2,880)             (607)       (10,393)
 Credits issued for sales during 2004                    (8,826)      (6,583)     (11,566)          (11,537)       (38,512)
                                                   -------------------------------------------------------------------------
Balance at December 31, 2004                              9,600          837        5,534             3,721         19,692
 Allowances for sales during 2005                        19,476       10,948       35,009            35,926        101,359
 Allowances for sales during prior periods                1,780          -             89               -            1,869
 Credits issued for prior year sales                    (11,380)        (834)      (5,623)           (3,264)       (21,101)
 Credits issued for sales during 2005                   (14,459)      (9,504)     (14,049)          (29,605)       (67,617)
                                                   -------------------------------------------------------------------------
Balance at December 31, 2005                            $ 5,017      $ 1,447     $ 20,960           $ 6,778       $ 34,202
============================================================================================================================

Medicaid rebate and distributor chargeback accruals increased in 2005 due to higher sales volumes and price increases. As a result of THALOMID(R) price increases in excess of allowable amounts, the Medicaid unit rebate amount, or URA, and consequently the Medicaid rebate accrual for 2005 increased as a percentage of gross product sales, as compared to the accrual for 2004. As in the case of Medicaid rebate accruals, the THALOMID(R)


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price increases in excess of allowable amounts resulted in higher distributor chargeback accruals in 2005, as compared to 2004. The increase in distributor chargebacks and services allowances in 2004, as compared to 2003, was due to THALOMID(R) price increases as well as the introduction of ALKERAN(R) which also is sold to federally funded healthcare providers at lower federal ceiling prices.

COLLABORATIVE AGREEMENTS AND OTHER REVENUE: Revenues from collaborative agreements and other sources in 2005 included a $20.0 million milestone payment from Novartis for the NDA approval of Focalin XR(TM); $13.9 million related to our sponsored research, license and other agreements with Pharmion Corporation; $5.1 million from umbilical cord blood enrollment, collection and storage fees generated through our LifeBank USA(SM) business; $0.9 million for licensing to EntreMed, Inc. rights to develop and commercialize our tubulin inhibitor compounds; $0.5 million related to the agreements providing manufacturers of isotretinoin, a non-exclusive license to our S.T.E.P.S.(R) patent portfolio encompassing restrictive drug distribution systems; and, $0.9 million from other miscellaneous research and development agreements. Revenues from collaborative agreements and other sources in 2004 included a $7.5 million milestone payment from Novartis related to their FOCALIN(R) XR NDA submission; $7.5 million related to our sponsored research, license and other agreements with Pharmion Corporation; $3.7 million of umbilical cord blood enrollment, collection and storage fees generated through our Celgene Cellular Therapeutics division; $0.5 million related to the agreements providing manufacturers of isotretinoin, a non-exclusive license to our S.T.E.P.S.(R) patent portfolio encompassing restrictive drug distribution systems; and $0.8 million from other miscellaneous research and development and licensing agreements. Revenues from collaborative agreements and other sources in 2003 included $6.0 million related to the agreement to terminate the Gelclair(TM) co-promotion agreement with OSI Pharmaceuticals Inc.; $4.3 million of thalidomide research and development funding and S.T.E.P.S. licensing fees received in connection with the Pharmion collaboration agreements; $1.3 million of reimbursements from Novartis for shipments of bulk raw material used in the formulation of FOCALIN(R) XR and utilized in clinical studies conducted by Novartis; $2.9 million of umbilical cord blood enrollment, collection and storage fees generated through our LifeBank USA(SM) business; and $0.7 million from other miscellaneous research and development and licensing agreements.

ROYALTY REVENUE: Royalty revenue in 2005 included $48.5 million of royalties received from Novartis on sales of their entire family of Ritalin(R) drugs and Focalin XR(TM), which gained FDA approval on May 27, 2005; $0.6 million of royalties received from Pharmion on their commercial sales of THALOMID(R), and $0.8 million of miscellaneous other royalties. Royalty revenue in 2004 and 2003 was $26.9 million and $11.8 million, respectively, and consisted solely of royalties received from Novartis on sales of their entire family of RITALIN(R) drugs. The year-over-year increases in Ritalin(R) royalty revenue was due to increases in the royalty rate on both Ritalin(R) and Ritalin(R) LA as well as an increase in Ritalin(R) LA sales by Novartis.

COST OF GOODS SOLD: Cost of goods sold and related percentages for the years ended December 31, 2005, 2004 and 2003 were as follows:

   --------------------------------------------------------------------------------------------
   (IN THOUSANDS $)                                  2005            2004            2003
   --------------------------------------------------------------------------------------------
   Cost of goods sold                          $      80,727   $      59,726   $       52,950

   Increase from prior year                    $      21,001   $       6,776   $       32,083

   Percentage increase from prior year                  35.2%           12.8%           153.7%

   Percentage of net product sales                      18.1%           18.1%            21.7%
   ============================================================================================


2005 COMPARED TO 2004: Cost of goods sold were higher in 2005, as compared to 2004, primarily due to higher royalties on THALOMID(R) net sales and higher ALKERAN(R) costs as a result of higher sales volumes. As a percentage of net product sales, cost of goods sold in 2005 were in line with 2004.

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

2004 COMPARED TO 2003: Cost of goods sold increased in 2004 from 2003, primarily as a result of higher royalties paid on THALOMID(R), partially offset by lower ALKERAN(R) costs. As a percentage of net product sales, however, cost of goods sold decreased primarily due to lower ALKERAN(R) costs. Profit margins on THALOMID(R) remained flat, as the increase in cost of goods sold (resulting from higher royalties paid) were offset by higher net sales (which were due to price increases implemented in the second half of 2003 and in the first nine months of
2004).

RESEARCH AND DEVELOPMENT: Research and development expenses consist primarily of salaries and benefits, contractor fees (paid principally to contract research organizations to assist in our clinical development programs), costs of drug supplies for our clinical and preclinical programs, costs of other consumable research supplies, regulatory and quality expenditures and allocated facilities charges such as building rent and utilities.

Research and development expenses and related percentages for the years ended December 31, 2005, 2004 and 2003 were as follows:

       --------------------------------------------------------------------------------------------
       (IN THOUSANDS $)                                       2005            2004            2003
       --------------------------------------------------------------------------------------------
       Research and development expenses                $  190,834      $  160,852     $   122,700

       Increase from prior year                         $   29,982      $   38,152     $    37,776

       Percentage increase from prior year                   18.6%           31.1%           44.5%

       Percentage of total revenue                           35.5%           42.6%           45.2%
       ============================================================================================


2005 COMPARED TO 2004: Research and development expenses were higher in 2005, as compared to 2004, primarily due to higher costs to support further clinical development and regulatory advancement of REVLIMID(R) Phase II and Phase III programs in myelodysplastic syndromes and multiple myeloma, including the ongoing pivotal Phase III MDS deletion 5q trial to support our MAA seeking approval to market REVLIMID(R) in Europe. Research and development expenses are targeted to increase 20 to 25 percent in 2006 in support of our ongoing global regulatory filings, late stage clinical trials and clinical progress in multiple proprietary development programs.

2004 COMPARED TO 2003: Research and development expenses increased by $38.2 million in 2004 from 2003, primarily due to increased spending in various late-stage regulatory programs such as Phase II regulatory programs for REVLIMID(R) in myelodysplastic syndromes and multiple myeloma, including ongoing REVLIMID(R) Phase III SPA trials in multiple myeloma.

Research and development expenses in 2005 consisted of $73.9 million spent on human pharmaceutical clinical programs; $69.1 million spent on other pharmaceutical programs, including toxicology, analytical research and development, drug discovery, quality assurance and regulatory affairs; $36.9 million spent on biopharmaceutical discovery and development programs; and $10.9 million spent on placental stem cell and biomaterials programs. These expenditures support multiple core programs, including REVLIMID(R), THALOMID(R), CC-10004, CC-4047, CC-11006, TNFa inhibitors, other investigational compounds, such as kinase inhibitors, benzopyranones and ligase inhibitors and placental and cord blood derived stem cell programs. Research and development expenses in 2004 consisted of $67.0 million spent on human pharmaceutical clinical programs; $44.7 million spent on other human pharmaceutical programs, including toxicology, analytical research and development, drug discovery, quality assurance and regulatory affairs; $40.6 million spent on biopharmaceutical discovery and development programs; and $8.6 million spent on placental stem cell and biomaterials programs. In 2003, $47.6 million was spent on human pharmaceutical clinical programs; $34.4 million was spent on other human pharmaceutical programs, including toxicology, analytical research and development, drug discovery, quality assurance and regulatory affairs; $33.7 million was spent on biopharmaceutical discovery and development programs; and $7.0 million was spent on placental stem cell and biomaterials programs.

As total revenue increases, research and development expense may continue to decrease as a percentage of total revenue, however the actual dollar amount may continue to increase as earlier stage compounds are moved through the preclinical and clinical stages. Due to the significant risk factors and uncertainties inherent in preclinical tests and clinical trials associated with each of our research and development projects, the cost to complete such projects can vary. The data obtained from these tests and trials may be susceptible to varying interpretation that could delay, limit or prevent a project's advancement through the various stages of clinical development, which would significantly impact the costs incurred to bring a project to completion.

For information about the commercial and development status and target diseases of our drug compounds, refer to the product overview table contained in Part I,
Item I of this annual report.

In general, the estimated times to completion within the various stages of clinical development are as follows:

--------------------------------------------------------------------------------
                                                          ESTIMATED COMPLETION
CLINICAL PHASE                                                    TIME
--------------------------------------------------------------------------------
Phase I                                                        1-2 years
Phase II                                                       2-3 years
Phase III                                                      2-3 years
--------------------------------------------------------------------------------

Due to the significant risks and uncertainties inherent in preclinical testing and clinical trials associated with each of our research and development projects, the cost to complete such projects is not reasonably estimable. The data obtained from these tests and trials may be susceptible to varying interpretation that could delay, limit or prevent a project's advancement through the various stages of clinical development, which would significantly impact the costs incurred in completing a project.

SELLING, GENERAL AND ADMINISTRATIVE: Selling expenses consist primarily of salaries and benefits for sales and marketing and customer service personnel and other commercial expenses to support our sales force. General and administrative expenses consist primarily of salaries and benefits, outside services for legal, audit, tax and investor activities and allocations of facilities costs, principally for rent, utilities and property taxes.

Selling, general and administrative expenses and related percentages for the years ended December 31, 2005, 2004 and 2003 were as follows:

 --------------------------------------------------------------------------------------------
 (IN THOUSANDS $)                                  2005            2004            2003
 --------------------------------------------------------------------------------------------
 Selling, general and administrative
    expenses                                 $     181,796   $     114,196   $       98,474

 Increase from prior year                    $      67,600   $      15,722   $       32,302

 Percentage increase from prior year                 59.2%           16.0%            48.8%

 Percentage of total revenue                         33.9%           30.3%            36.3%
 =============================================================================================



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


2005 COMPARED TO 2004: Selling, general and administrative expenses were higher in 2005, as compared to 2004, primarily due to the inclusion in 2005 of approximately $40.0 million of REVLIMID(R) pre-launch commercial expenses, such as global market research, marketing and educational programs and sales and marketing training and an increase of approximately $22.7 million in general administrative expenses resulting from higher professional and other miscellaneous outside service fees, higher personnel-related expenses, higher facility related expenses and higher insurance costs, offset by lower THALOMID(R) and ALKERAN(R) related marketing expenses. Included in selling, general and administrative expenses in 2005 was $2.5 million of expense related to accelerated depreciation of leasehold improvements at four New Jersey locations being consolidated into our new corporate headquarters. Selling, general and administrative expenses are targeted to increase 10 to 15 percent in 2006; in addition, international selling, general and administrative expenses are expected to be in a range of $30 to $35 million for ongoing expansion of commercial and manufacturing capabilities in Europe. Actual expenses will be dependent on the progress of discussions with the international regulatory authorities.

2004 COMPARED TO 2003: Selling, general and administrative expenses increased by $15.7 million in 2004 from 2003, as a result of an increase of approximately $12.0 million in general administrative and medical affairs expenses primarily due to higher headcount-related expenses and an increase of approximately $3.6 million in sales force expenses primarily due to the creation of a sales operations group. The sales operations group, among other things, manages pricing and reimbursement, corporate accounts, customer service and government affairs, as well as sales fleet expenses.

INTEREST AND OTHER INCOME, NET: Interest and other income, net in 2005 included $27.7 million of interest and realized gains on our cash, cash equivalents and marketable securities portfolio, offset by unrealized losses of $6.9 million for changes in the estimated value of our investment in EntreMed, Inc. warrants prior to our March 31, 2005 exercise, $3.1 million for other-than-temporary impairment write-downs recognized on two securities held in our available-for-sales marketable securities portfolio and $0.7 million of foreign exchange and other miscellaneous net losses. Interest and other income, net in 2004 included $28.3 million of interest and realized gains on our cash, cash equivalents and marketable securities portfolio and $3.6 million of foreign exchange and other miscellaneous net gains, offset by an unrealized losses of $1.9 million for changes in the estimated value of our investment in EntreMed, Inc. warrants. Interest and other income, net in 2003 included $21.8 million of interest and realized gains on our cash, cash equivalents and marketable securities portfolio and $16.6 million of unrealized gains for changes in the estimated value of our investment in EntreMed, Inc. warrants.

EQUITY IN LOSSES OF AFFILIATED COMPANIES: On March 31, 2005, we exercised warrants to purchase 7,000,000 shares of EntreMed, Inc. common stock. Since we also hold 3,350,000 shares of EntreMed voting preferred shares that are convertible into 16,750,000 shares of common stock, we determined that we have significant influence over EntreMed and are applying the equity method of accounting to our common stock investment effective March 31, 2005. Under the equity method of accounting, we recorded equity losses of $6.9 million in 2005, which includes a charge of $4.4 million to write down the value of the investment ascribed to in-process research and development, $0.2 million related to amortization of acquired intangible assets, $1.6 million to record our share of EntreMed losses and a charge of $0.7 million to eliminate our share of THALOMID(R) royalties payable to EntreMed, Inc. During 2003, we recorded $4.4 million for our share of the EntreMed losses until the investment was written down to zero in the third quarter of 2003.

On February 2, 2006 we, along with a group of other investors, entered into an agreement to invest $30.0 million in EntreMed in return for newly issued EntreMed common stock and warrants to purchase additional shares of EntreMed common stock at a conversion price of $2.3125 per warrant. Our portion of the investment was $2.0 million for which we received 864,864 shares of EntreMed common stock and

432,432 warrants. The warrants will be accounted for at fair value with changes in fair value recorded through earnings.

INTEREST EXPENSE: Interest expense was $9.5 million, $9.6 million and $5.7 million in 2005, 2004 and 2003, respectively, and primarily reflects interest expense and amortization of debt issuance costs on the $400 million convertible notes issued on June 3, 2003. Interest expense in 2003 only includes seven months of interest expense and amortization of debt issuance costs.

INCOME TAX BENEFIT (PROVISION): The income tax provision for 2005 was $20.6 million and reflects tax expense impacted by certain expenses incurred outside the United States for which no tax benefit can be recorded, offset by the benefit from elimination of valuation allowances totaling $42.6 million as of March 31, 2005, which was based on the fact that we determined it was more likely than not that certain benefits of our deferred tax assets would be realized. This determination was based upon the external Independent Data Monitoring Committee's, or IDMC, analyses of two Phase III Special Protocol Assessment multiple myeloma trials and the conclusion that these trials exceeded the pre-specified stopping rule. The IDMC found a statistically significant improvement in time to disease progression -- the primary endpoint of these Phase III trials -- in patients receiving REVLIMID(R) plus dexamethasone compared to patients receiving dexamethasone alone. This, in concert with our nine consecutive quarters of profitability, led to the conclusion that is was more likely than not that we will generate sufficient taxable income to realize the benefits of our deferred tax assets. The elimination of valuation allowances relating to certain historical acquisitions were first offset against goodwill and intangibles with the balance applied to reduce income tax expense. The elimination of valuation allowances relating to tax deductions that arose in connection with stock option exercises were offset against components of equity. The income tax provision for 2004 was $10.4 million, which reflects an effective underlying tax rate of 16.5%. Our tax rate in 2004 rose from 2003 primarily due to federal tax expense and decreases in the valuation allowance available to offset income tax expense. In 2003, our income tax provision was $0.7 million and included income tax expense of $1.1 million for federal and state purposes, offset by a tax benefit of $0.4 million from the sale of certain state net operating loss carryforwards.

GAIN ON SALE OF CHIRAL ASSETS: In January 1998, we completed the sale of our chiral intermediate business to Cambrex Corporation. Pursuant to the minimum royalty provisions of the agreement, we received $0.8 million in 2003.

NET INCOME: Net income and per common share amounts for the years ended December 31, 2005, 2004 and 2003 were as follows:

------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                 2005               2004             2003
------------------------------------------------------------------------------------------------------
Net income                                        $         63,656  $         52,756  $         24,943
Per common share amounts:
     Basic                                        $           0.19  $           0.16  $           0.08
     Diluted                                      $           0.18  $           0.15  $           0.08
Weighted average number of shares of common
     stock utilized to calculate
     per common share amounts:
     Basic                                                 335,512           327,738           323,548
     Diluted                                               390,585           345,710           341,592
=======================================================================================================


Amounts have been adjusted for the two-for-one stock splits effected in February 2006 and October 2004.

2005 COMPARED TO 2004: Net income and per common share amounts were higher in 2005, as compared to 2004, primarily due to an increase in total revenues of $159.4 million (driven primarily by a $79.2 million increase in THALOMID(R) net sales, a $32.8 million increase in ALKERAN(R) net sales, a $21.8 million increase in royalty revenues received from Novartis related to the Ritalin(R) line of drugs and Focalin XR(TM) and a $12.5 million increase in milestone payments from Novartis related to Focalin XR(TM) offset by higher operating expenses of $118.6 million (driven by REVLIMID(R) clinical and regulatory research and development costs and REVLIMID(R) pre-launch selling, general and administrative costs) and unrealized losses recorded in 2005 of $6.9 million for changes in the estimated value of our investment in EntreMed, Inc. warrants prior to our March 31, 2005 exercise, $3.1 million for other-than-temporary impairment write-downs recognized on two securities held in our available-for-sales marketable securities portfolio and our share of equity losses of EntreMed, Inc. of $6.9 million.

2004 COMPARED TO 2003: Income from continuing operations increased in 2004 from 2003 due to an increase in total revenue of $106.0 million (attributable primarily to an increase in THALOMID(R) net sales) partly offset by higher operating expenses of $60.7 million and a decrease in interest and other income, net of $7.9 million (attributable to a $1.9 million decrease in fair value of EntreMed warrants versus a prior year increase of $16.6 million partly offset by an increase in interest income and foreign exchange gains and the inclusion in 2003 of equity losses of associated companies of $4.4 million).

LIQUIDITY AND CAPITAL RESOURCES

Net cash provided by operating activities was $41.9 million in 2005, as compared to $155.9 million in 2004. The decrease was primarily due to higher working capital levels and higher income taxes paid in 2005 as well as the inclusion of $80.0 million received in 2004 related to the December 2004 amended Thalidomide supply agreement with Pharmion, partially offset by higher net income in 2005. Accounts receivable, net of provisions for allowances, increased $31.8 million, of which $18.5 million was due to an increase in net sales and $13.3 million was due to an increase in the days of sales outstanding. Also contributing to the increase in working capital was an increase in the amount due from Novartis under the FOCALIN license agreement. Net cash provided by operating activities in 2004 increased $137.2 million from 2003. The increase in 2004 compared to 2003 was primarily due to higher earnings, the receipt of $80.0 million in connection with the December 2004 THALOMID(R) development and commercialization collaboration with Pharmion and a decrease in net working capital levels.

Net cash used in investing activities was $103.1 million in 2005 and included cash outflows of $35.9 million for capital expenditures, $7.2 million for acquisition costs and working capital adjustments related to the October 2004 acquisition of Penn T, $49.5 million for net purchases of available-for-sale marketable securities and $10.5 million for the exercise of warrants to purchase 7,000,000 shares of EntreMed common stock. Net cash used in investing activities was $92.6 million in 2004 and included cash outflows of $109.9 million for the October 2004 acquisition of Penn T, $7.0 million for an investment and $36.0 million for capital expenditures. Partially offsetting these outflows were cash inflows of $60.3 million from net sales of available-for-sale marketable securities. Net cash used in investing activities was $443.6 million in 2003 and included cash outflows of $421.2 million for net purchases of available-for-sale marketable securities, $12.0 million for the purchase of a Pharmion Corporation senior convertible note and $11.2 million for capital expenditures.

Net cash provided by financing activities was $52.6 million, $16.0 million and $399.7 million in 2005, 2004 and 2003, respectively, and included cash inflows from the exercise of common stock options and warrants of $52.6 million, $16.0 million and $12.0 million in 2005, 2004 and 2003, respectively.

Included in 2003 were cash inflows of $387.8 million from net proceeds of the issuance of our convertible notes on June 3, 2003.

Currency rate changes negatively impacted our cash and cash equivalents balances by $3.3 million and $4.4 million in 2005 and 2004, respectively. At December 31, 2005, cash, cash equivalents and marketable securities were $724.3 million, a decrease of $24.3 million from December 31, 2004 levels. The decrease was primarily due to a decrease in cash and cash equivalents and a reduction in unrealized gains on our available-for-sale marketable securities portfolio.

We expect increased research and product development costs, clinical trial costs, expenses associated with the regulatory approval process and commercialization of products and capital investments. In addition, we expect increased commercial expenses, such as marketing and market research. However, existing cash, cash equivalents and marketable securities available for sale, combined with expected net product sales and revenues from various research, collaboration and royalties agreements are expected to provide sufficient capital resources to fund our operations for the foreseeable future.

CONTRACTUAL OBLIGATIONS

The following table sets forth our contractual obligations as of December 31, 2005:

---------------------------------------------------------------------------------------------------------------------
                                                                         PAYMENT DUE BY PERIOD
                                                                       -------------------------
                                                    LESS THAN                              MORE THAN
(IN MILLIONS $)                                       1 YEAR     1-3 YEARS    3-5 YEARS     5 YEARS        TOTAL
---------------------------------------------------------------------------------------------------------------------
Convertible note obligations                        $       -    $   400.0     $     -     $     -       $  400.0
Operating leases                                          3.4          5.5         5.0         3.9           17.8
ALKERAN(R) supply agreements                             34.7         67.3           -           -          102.0
Other contract commitments                                4.5          7.3         2.0           -           13.8
                                                   ------------------------------------------------------------------
                                                    $    42.6    $   480.1     $   7.0     $   3.9       $  533.6
=====================================================================================================================


CONVERTIBLE DEBT: In June 2003, we issued an aggregate principal amount of $400.0 million of unsecured convertible notes. The convertible notes have a five-year term and a coupon rate of 1.75% payable semi-annually. The convertible notes can be converted at any time into 33,022,360 shares of common stock at a stock-split adjusted conversion price of $12.1125 per share. At December 31, 2005, the fair value of the convertible notes exceeded the carrying value of $400.0 million by $660.0 million (for more information see Note 10 of the Notes to the Consolidated Financial Statements).

OPERATING (FACILITIES) LEASES: We occupy the following facilities under lease arrangements that have remaining lease terms greater than one year.

o 73,500-square feet of laboratory and office space in Warren, New Jersey. The two leases for this facility have terms ending in May 2007 and July 2010, respectively, and each have two five-year renewal options. Annual rent for these facilities is $0.8 million.

o 78,202-square feet of laboratory and office space in San Diego, California. The lease for this facility has a term ending in August 2012 with one five-year renewal option. Annual rent for this facility is $2.0 million and is subject to specified annual rental increases.

o 20,000-square feet of office and laboratory space in Cedar Knolls, New Jersey. The leases for this facility have terms ending between September 2007 and April 2009 with renewal options ranging from either one or two additional five-year terms. Annual rent for this facility is $0.3 million and is subject to specified annual rental increases.

o 11,000 square feet of laboratory space in Baton Rouge, Louisiana. The lease for this facility has a term ending in May 2008 with one three-year renewal option. Annual rent for this facility is $0.1 million.

Under these lease arrangements, we also are required to reimburse the lessors for real estate taxes, insurance, utilities, maintenance and other operating costs. All leases are with unaffiliated parties.

For a schedule of payments related to operating leases, refer to Note 18 of the Notes to the Consolidated Financial Statements.

ALKERAN(R) PURCHASE COMMITMENTS: In March 2003, we entered into a supply and distribution agreement with GlaxoSmithKline, or GSK, to distribute, promote and sell ALKERAN(R) (melphalan), a therapy approved by the FDA for the palliative treatment of multiple myeloma and carcinoma of the ovary. Under the terms of the agreement, we purchase ALKERAN(R) tablets and ALKERAN(R) for infusion from GSK and distributes the products in the United States under the Celgene label. The agreement requires us to purchase certain minimum quantities each year under a take-or-pay arrangement. The agreement has been extended through March 31, 2009. On December 31, 2005, the remaining minimum purchase requirements under the agreement totaled $102.0 million.

OTHER CONTRACT COMMITMENTS: We signed an exclusive license agreement with CMCC, which terminated any existing thalidomide analog agreements between CMCC and EntreMed and directly granted to Celgene an exclusive worldwide license for the analog patents. Under the agreement, we are required to pay CMCC $2.0 million between 2005 and 2006. The outstanding balance related to this agreement was $1.0 million at December 31, 2005. Additional payments are possible under the agreement depending on the successful development and commercialization of thalidomide analogs.

In connection with the acquisition of Penn T on October 21, 2004, we entered into a Technical Services Agreement with Penn Pharmaceutical Services Limited, or PPSL, and Penn Pharmaceutical Holding Limited pursuant to which PPSL provides the services and facilities necessary for the manufacture of THALOMID(R) and other thalidomide formulations. The total cost to be incurred over the five-year minimum agreement period is approximately $11.0 million. At December 31, 2005, the remaining cost to be incurred was approximately $7.8 million.

In October 2003, we signed an agreement with Institute of Drug Technology Australia Limited, or IDT, for the manufacture of finished dosage form of THALOMID(R) capsules. The agreement requires minimum payments for THALOMID(R) capsules of $4.7 million for the three-year term commencing with the FDA's approval of IDT as an alternate supplier. The FDA granted IDT approval to manufacture THALOMID(R) capsules in April 2005. The agreement provides us with additional capacity and reduces our dependency on one manufacturer for the production of THALOMID(R). At December 31, 2005, the remaining minimum obligation under this agreement was $4.0 million.

NEW ACCOUNTING PRINCIPLES

In December 2004, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 123R, "Share-Based Payment," or SFAS 123R. SFAS 123R requires compensation cost relating to share-based payment transactions be recognized in financial statements based on the fair value of the equity or liability instruments issued. SFAS 123R covers a wide range of share-based compensation arrangements including stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee stock purchase plans. SFAS 123R replaces SFAS No. 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees.

However, SFAS No. 123 permitted entities to continue to apply the guidance in APB Opinion No. 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. We will be required to adopt the provisions of SFAS No. 123R in the first quarter of fiscal year 2006. Management is currently evaluating the requirements of SFAS No. 123R. The adoption of SFAS No. 123R is expected to have a material effect on our consolidated financial statements. See Note 1, Nature of Business and Summary of Significant Accounting Policies, to the Consolidated Financial Statements included elsewhere in this Annual Report for the pro forma impact on net income and net income per share from calculating stock-based compensation cost under the fair value method of SFAS No. 123. However, the calculation of compensation cost for share-based payment transactions after the effective date of SFAS No. 123R may be different from the calculation of compensation cost under SFAS No. 123.

In December 2005, in recognition of the significance of the REVLIMID(R) regulatory approval, the Board of Directors approved a resolution to grant the 2006 annual stock option awards in 2005 pursuant to the 1998 Stock Incentive Plan, or the 1998 Plan, and the 1995 Non-Employee Directors' Incentive Plan. All stock options awarded pursuant to the 1998 Plan were granted fully vested, with half issued at an exercise price, or strike price, of $34.05 per option and the other half issued at a strike price of $35.67 per option, which was at a premium to the closing price of $32.43 per share, adjusted for the February 17, 2006 two-for-one stock split, of our common stock on the Nasdaq National Market on the grant date of December 29, 2005. The Board's decision to grant these options was in recognition of the REVLIMID(R) regulatory approval and in response to a review of our long-term incentive compensation programs in light of changes in market practices and recently issued changes in accounting rules resulting from the issuance of FASB No. 123R, which we are required to adopt effective the first quarter of 2006. Management believes that granting these options prior to the adoption of FASB No. 123R will result in our not being required to recognize cumulative compensation expense of approximately $70.8 million for the four-year period ending December 31, 2009.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs -An Amendment of ARB No. 43. This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). The new rule requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal" as stated in ARB No. 43. Additionally, SFAS 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for fiscal years beginning after June 15, 2005. The Company is currently evaluating the potential impact of this pronouncement on its financial position and results of operations.

Emerging Issues Task Force, or EITF, Issue No. 03-01, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments," or EITF 03-01, was issued in February 2004. The provisions of EITF 03-01 for measuring and recognizing an other-than-temporary impairment proved controversial and as a result, FASB Staff Position ("FSP") FSP 115-1 and FSP 124-1 "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" was issued in November 2005, clarifying the requirements of EITF 03-01 concerning the evaluation of whether an impairment is other-than-temporary. FSP FAS 115-1 and FAS 124-1 refers to SEC Staff Accounting Bulletin ("SAB") Topic 5M, "Other Than Temporary Impairment of Certain Investments In Debt And Equity Securities," and EITF Issue No. 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interest in Securitized Financial Assets," to evaluate whether an impairment is other than temporary. We are in compliance with these requirements and continue to monitor these developments to assess the possible impact on our financial position and results of operations.

CRITICAL ACCOUNTING POLICIES

A critical accounting policy is one which is both important to the portrayal of our financial condition and results of operation and requires management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. While our significant accounting policies are more fully described in Note 1 of the Notes to the Consolidated Financial Statements included in this annual report, we believe the following accounting policies to be critical:

REVENUE RECOGNITION ON COLLABORATION AGREEMENTS: We have formed collaborative research and development agreements and alliances with several pharmaceutical companies. These agreements are in the form of research and development and license agreements. The agreements are for both early- and late-stage compounds and are focused on specific disease areas. For the early-stage compounds, the agreements are relatively short-term agreements that are renewable depending on the success of the compounds as they move through preclinical development. The agreements call for nonrefundable upfront payments, milestone payments on achieving significant milestone events, and in some cases ongoing research funding. The agreements also contemplate royalty payments on sales if and when the compound receives FDA marketing approval.

Our revenue recognition policies for all nonrefundable upfront license fees and milestone arrangements are in accordance with the guidance provided in the Securities and Exchange Commission's Staff Accounting Bulletin, or SAB, No. 101, "Revenue Recognition in Financial Statements," as amended by SAB No. 104, "Revenue Recognition," or SAB 104. In addition, we follow the provisions of Emerging Issues Task Force Issue, or EITF, 00-21, "Revenue Arrangements with Multiple Deliverables," or EITF 00-21, for multiple element revenue arrangements entered into or materially amended after June 30, 2003. EITF 00-21 provides guidance on how to determine when an arrangement that involves multiple revenue-generating activities or deliverables should be divided into separate units of accounting for revenue recognition purposes, and if this division is required, how the arrangement consideration should be allocated among the separate units of accounting. If the deliverables in a revenue arrangement constitute separate units of accounting according to the EITF's separation criteria, the revenue-recognition policy must be determined for each identified unit. If the arrangement is a single unit of accounting, the revenue-recognition policy must be determined for the entire arrangement.

In accordance with SAB 104, upfront payments are recorded as deferred revenue and recognized over the estimated service period of the last item of performance to be delivered. If the estimated service period is subsequently modified, the period over which the upfront fee is recognized is modified accordingly on a prospective basis. Revenues from the achievement of research and development milestones, which represent the achievement of a significant step in the research and development process are recognized when and if the milestones are achieved.

GROSS TO NET SALES ACCRUALS FOR SALES RETURNS, MEDICAID REBATES AND CHARGEBACKS:
Our gross to net sales accruals are primarily driven by sales of THALOMID(R). THALOMID(R) is distributed under our S.T.E.P.S.(R), or System for Thalidomide Education and Prescribing Safety, distribution program. Among other things, S.T.E.P.S.(R), which is a proprietary comprehensive education and risk-management distribution program, requires prescribers, patients and dispensing pharmacies to participate in a registry and an order cannot be filled unless the physician, patient and pharmacy have all obtained the appropriate registration number. Automatic refills are not permitted under the program. Each prescription may not exceed a 28-day supply and a new prescription is required with each order.

Although we invoice through traditional pharmaceutical wholesalers, all THALOMID(R) orders are drop-shipped directly to the prescribing pharmacy overnight. Wholesaler stocking of this product is prohibited. In addition, we do not offer commercial discounts on our products to pharmacies or hospitals and, therefore, have no commercial distributor chargebacks. Our chargebacks result from the difference between the wholesaler price and the lower federal ceiling price available to federally funded healthcare providers, such as Veterans Affairs and the U.S. Department of Defense.

SALES RETURNS: We base our sales returns accrual, which primarily relates to THALOMID(R) sales returns, on actual returns history and the trend experience for lots where product is still being returned. Under this methodology, we track actual returns by individual production lots. Returns on closed lots, that is, lots no longer eligible for return credits, are analyzed to determine historical returns experience. Returns on open lots, that is, lots still eligible for return credits, are monitored and compared with historical return trend rates. Any changes from the historical trend rates are considered in determining current sales return accruals. We do not use information from external sources in estimating our product returns. The requirements under our S.T.E.P.S.(R) distribution process make factors other than the historical experience less significant when estimating our sales returns accruals for THALOMID(R). As indicated above, THALOMID(R) is drop-shipped directly to the prescribing pharmacy and, as a result, wholesalers do not stock the product. In addition, since THALOMID(R) has a relatively long shelf life, typically two years, short-dated inventory has not historically been an issue. The impact that external factors such as price changes from competitors and introductions of new and generic competing products could have on our sales returns accrual is highly judgmental and difficult to quantify. Our sales returns have not been impacted thus far by such external factors; however, we continue to monitor such factors. Our sales returns and allowances accruals were $21.3 million, $16.3 million and $12.7 million in 2005, 2004 and 2003, respectively, which equates to an accrual rate of 3.9%, 4.2% and 4.5% of gross product sales in each of the three respective years. A 10% change in our returns rate would have resulted in a $2.1 million decrease in our 2005 reported revenue.

MEDICAID REBATES: The Medicaid rebate formula, which is established by the Center for Medicare and Medicaid Services, provides for price increases based on increases in the Consumer Price Index-All Urban Consumers, or CPI-U. Price increases in excess of the allowable increase results in a higher unit rebate amount, or URA. Our Medicaid rebate accruals are computed using the Medicaid URA, as determined under the Medicaid rebate formula, applied to the estimated Medicaid dispense quantities. Actual Medicaid dispense quantities are reported by individual states on a 45-60 day quarter-end lag. Differences in Medicaid rebate accruals resulting from differences in the estimated Medicaid dispense quantities and actual Medicaid dispense quantities are adjusted in the following period. As a result of THALOMID(R) price increases in excess of allowable amounts, the Medicaid URA and consequently the Medicaid rebate accrual for 2005 increased as a percentage of gross product sales, as compared to the accrual for 2004.

DISTRIBUTOR CHARGEBACKS: As indicated in the above background information, we do not offer commercial discounts on our products to pharmacies or hospitals and, therefore, have no commercial distributor chargebacks. Our distributor chargebacks result from the difference between the wholesaler price and the lower federal ceiling price, or FCP, available to federally funded healthcare providers, such as Veteran Affairs and the U.S. Department of Defense. Under our S.T.E.P.S.(R) distribution program, we can determine which pharmacies are eligible for the lower FCP pricing and, therefore, we record the actual chargeback allowance amount at the time of sale. Like the Medicaid URA calculation, which is impacted by price increases in excess of the allowable amount, the FCP is further reduced for price increases in excess of allowable CPI-U increases and, as in the case of Medicaid rebate accruals, the THALOMID(R) price increases in excess of allowable amounts has resulted in higher distributor chargeback accruals in 2005, as compared to 2004.

OTHER GROSS TO NET SALES ACCRUALS: We record sales discounts accruals based on payment terms extended to customers and we record distributor services accruals based on actual fees earned by wholesale distributors for services provided.

INCOME TAXES: We utilize the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect for years in which the temporary differences are expected to reverse. We provide a valuation allowance when it is more likely than not that deferred tax assets will not be realized.

The Company's underlying effective tax rate was approximately 75% for the year ended December 31, 2005. The effective tax rate exceeds the statutory tax rate primarily due to certain expenses being incurred in taxing jurisdictions outside the United States for which the Company does not presently receive a tax benefit. The Company operates under an incentive tax holiday in Switzerland that expires in 2015 and exempts the Company from certain Swiss taxes. Likewise, losses currently being incurred there do not provide a tax benefit. To the extent that the Company receives approvals for REVLIMID(R) and other drugs in markets outside the United States, we would expect to generate taxable income in those jurisdictions, which would lower our future effective tax rate.

At March 31, 2005, the Company determined it was more likely than not that the Company will generate sufficient taxable income to realize the benefits of its deferred tax assets and as a result, eliminated certain deferred tax valuation allowances, which resulted in the Company recording an income tax benefit in 2005 of $42.6 million and an increase to additional paid-in capital of $30.2 million. The decision to eliminate the deferred tax valuation allowance was based on an external Independent Data Monitoring Committee's, or IDMC, analyses of two Phase III Special Protocol Assessment multiple myeloma trials and the conclusion that these trials exceeded the pre-specified stopping rule. The IDMC found a statistically significant improvement in time to disease progression -- the primary endpoint of these Phase III trials -- in patients receiving REVLIMID(R) plus dexamethasone compared to patients receiving dexamethasone alone. This, in concert with our nine consecutive quarters of profitability, led to the conclusion that it was more likely than not that we will generate sufficient taxable income to realize the benefits of our deferred tax assets. The Company periodically evaluates the likelihood of the realization of deferred tax assets, and reduces the carrying amount of these deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. The Company considers many factors when assessing the likelihood of future realization of deferred tax assets, including its recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income, the carryforward periods available to it for tax reporting purposes, and other relevant factors. Significant judgment is required in making this assessment and, to the extent future expectations change, we would have to assess the recoverability of our deferred tax assets at that time.

OTHER-THAN-TEMPORARY IMPAIRMENTS OF AVAILABLE-FOR-SALE MARKETABLE SECURITIES: A decline in the market value of any available-for-sale marketable security below its cost that is deemed to be other-than-temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. The determination of whether an available-for-sale marketable security is other-than-temporarily impaired requires significant judgment on our part and requires consideration of available quantitative and qualitative evidence in evaluating the potential impairment. Our marketable securities consist primarily of debt securities whose fair value is affected by interest rate and credit rating changes. The fair value of certain debt securities during 2005 were negatively impacted by interest rate increases that occurred in 2005. If the cost of an investment exceeds its fair value, factors evaluated to determine whether the investment is other-than-temporarily impaired include: significant deterioration in the issuer's earnings performance, credit rating, asset quality, business prospects of the issuer; adverse changes in the general market conditions in which the issuer operates; length of time that the fair value has been below our cost; our expected future cash flows from the security; and our intent and ability to retain the investment for a sufficient period of time to allow for recovery in the market value of the investment. Assumptions associated with these factors are subject to future market and economic conditions, which could differ from our assessment.

At the end of 2005, we determined that certain securities with an amortized cost basis of $7.0 million had sustained an other-than-temporary impairment and recognized a $3.1 million impairment loss, which was recorded in interest and other income, net. We have not sustained other-than-temporary impairment losses in the past.

ACCOUNTING FOR LONG-TERM INCENTIVE PLANS: In 2003, we established a Long-Term Incentive Plan, or LTIP, designed to provide key officers and executives with performance-based incentive opportunities contingent upon achievement of pre-established corporate performance objectives, and payable only if employed at the end of the performance cycle. The 2003 performance cycle, or the 2005 Plan, began on May 1, 2003 and ended on December 31, 2005; the 2004 performance cycle, or the 2006 Plan, began on January 1, 2004 and will end on December 31, 2006; and the 2005 performance cycle, or the 2007 Plan, began on January 1, 2005 and will end on December 31, 2007. The 2006 performance cycle, or the 2008 Plan, was approved by the Management Compensation and Development Committee of the Board of Directors in January 2006 and will end on December 31, 2008.

Performance measures for the all Plans are based on the following components:
25% on earnings per share, 25% on net income and 50% on revenue. Payouts for the 2005, 2007 and 2008 Plans may be in the range of 0% to 200% of a certain percent of a participant's salary, while the payout range for the 2006 plan is 0% to 150%. Upon a change in control, participants will be entitled to an immediate payment equal to their target award, or, if higher, an award based on actual performance through the date of the change in control.

Assuming achievement of 100% of the established targets, the aggregate payout under the Plans would be $12.7 million and the maximum aggregate payout under the Plans is $23.0 million. We accrue the long-term incentive liability over each three-year cycle. At December 31, 2005, the recorded liability for the long-term incentive plans was $8.3 million.

Accruals recorded for the LTIP entail making certain assumptions concerning future earnings per share, net income and revenues, the actual results of which could be materially different than the assumptions used. Accruals for the LTIP are reviewed on a regular basis and revised accordingly so that the liability recorded reflects updated estimates of future payouts. In estimating the accruals management considers actual results to date for the performance period, expected results for the remainder of the performance period, operating trends, product development, pricing and competition.

ITEM 8.        FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA



                      CELGENE CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                        PAGE
                                                                                                                       -----
Consolidated Financial Statements
  Report of Independent Registered Public Accounting Firm                                                               F-2
  Consolidated Balance Sheets as of December 31, 2005 and 2004                                                          F-3
  Consolidated Statements of Operations - Years Ended December 31, 2005, 2004, and 2003                                 F-4
  Consolidated Statements of Cash Flows - Years Ended December 31, 2005, 2004, and 2003                                 F-5
  Consolidated Statements of Stockholders' Equity - Years Ended December 31, 2005, 2004, and 2003                       F-7
  Notes to Consolidated Financial Statements                                                                            F-8

Consolidated Financial Statement Schedule
  Schedule II - Valuation and Qualifying Accounts                                                                      F-38

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors and Stockholders
Celgene Corporation:

We have audited the accompanying consolidated balance sheets of Celgene Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 2005. In connection with our audits of the consolidated financial statements, we also have audited the consolidated financial statement schedule, "Schedule II - Valuation and Qualifying Accounts." These consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Celgene Corporation and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Celgene Corporation and subsidiaries' internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, or COSO, and our report dated March 15, 2006 expressed an unqualified opinion on management's assessment of, and the effective operation of, internal control over financial reporting.





/s/ KPMG LLP

Short Hills, New Jersey
March 15, 2006, except as to
Notes 1B, 1S, 10B, 16 and 19, which
are as of November 2, 2006

                      CELGENE CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                (Dollars in thousands, except per share amounts)


--------------------------------------------------------------------------------
December 31,                                                2005           2004
--------------------------------------------------------------------------------

ASSETS

  Current assets:
   Cash and cash equivalents                         $   123,316    $   135,227
   Marketable securities available for sale              600,944        613,310
   Accounts receivable, net of allowance of $3,739
     and $2,208 at December 31, 2005 and
     December 31, 2004, respectively                      77,913         46,074
   Inventory                                              20,242         24,404
   Deferred income taxes                                 113,059          4,082
   Other current assets                                   37,363         26,783
--------------------------------------------------------------------------------
      Total current assets                               972,837        849,880
--------------------------------------------------------------------------------

   Property, plant and equipment, net                     77,477         53,738
   Investment in affiliated company                       17,017             --
   Intangible assets, net                                 96,988        108,955
   Goodwill                                               33,815         41,258
   Deferred income taxes                                  31,260         14,613
   Other assets                                           17,243         38,849

--------------------------------------------------------------------------------
      Total assets                                   $ 1,246,637    $ 1,107,293
================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

 Current liabilities:
   Accounts payable                                  $    16,414    $    18,650
   Accrued expenses                                       92,908         68,534
   Income taxes payable                                   14,715         41,188
   Current portion of deferred revenue                     6,473          6,926
   Deferred income taxes                                      --          5,447
   Other current liabilities                               5,127            670
--------------------------------------------------------------------------------
      Total current liabilities                          135,637        141,415
--------------------------------------------------------------------------------

   Long term convertible notes                           399,984        400,000
   Deferred revenue, net of current portion               59,067         73,992
   Other non-current liabilities                          16,174         14,442

--------------------------------------------------------------------------------
      Total liabilities                                  610,862        629,849
--------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:

 Preferred stock, $.01 par value per share,
   5,000,000 shares authorized; none outstanding
   at December 31, 2005 and 2004                              --             --
 Common stock, $.01 par value per share,
   575,000,000 and 275,000,000 shares authorized
   at December 31, 2005 and 2004, respectively;
   issued 344,125,158 and 165,079,198 shares at
   December 31, 2005 and 2004, respectively                3,441          1,651
 Common stock in treasury, at cost; 1,953,282 and
   10,564 shares at December 31, 2005 and
   December 31, 2004, respectively                       (50,601)          (306)
 Additional paid-in capital                              853,601        641,907
 Accumulated deficit                                    (170,754)      (234,410)
 Accumulated other comprehensive income                       88         68,602

--------------------------------------------------------------------------------
        Total stockholders' equity                       635,775        477,444
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      Total liabilities and stockholders' equity     $ 1,246,637    $ 1,107,293
================================================================================


See accompanying Notes to Consolidated Financial Statements

                      CELGENE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


--------------------------------------------------------------------------------
Years ended December 31,                         2005        2004        2003
--------------------------------------------------------------------------------

Revenue:

  Net product sales                           $ 445,625   $ 330,571   $ 244,453
  Collaborative agreements and other revenue     41,334      20,012      15,174
  Royalty revenue                                49,982      26,919      11,848
--------------------------------------------------------------------------------
      Total revenue                             536,941     377,502     271,475
--------------------------------------------------------------------------------

Expenses:

  Cost of goods sold                             80,727      59,726      52,950
  Research and development                      190,834     160,852     122,700
  Selling, general and administrative           181,796     114,196      98,474
--------------------------------------------------------------------------------
      Total expenses                            453,357     334,774     274,124
--------------------------------------------------------------------------------

Operating income (loss)                          83,584      42,728      (2,649)

Other income and expense:
  Interest and other income, net                 17,048      29,994      38,369
  Equity in losses of affiliated company          6,923          --       4,392
  Interest expense                                9,497       9,551       5,667
--------------------------------------------------------------------------------
Income before income taxes                       84,212      63,171      25,661
--------------------------------------------------------------------------------

Income tax provision                             20,556      10,415         718

--------------------------------------------------------------------------------
Income from continuing operations                63,656      52,756      24,943
--------------------------------------------------------------------------------

Discontinued operations:
  Gain on sale of chiral assets                      --          --         750

--------------------------------------------------------------------------------
Net income                                    $  63,656   $  52,756   $  25,693
================================================================================

Income from continuing operations per
  common share:
      Basic                                   $    0.19   $    0.16   $    0.08
      Diluted                                 $    0.18   $    0.15   $    0.07

Discontinued operations per common share:
      Basic                                   $      --   $      --   $    0.01
      Diluted                                 $      --   $      --   $    0.01

Net income per common share:
      Basic                                   $    0.19   $    0.16   $    0.08
      Diluted                                 $    0.18   $    0.15   $    0.08


See accompanying Notes to Consolidated Financial Statements

                      CELGENE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

-----------------------------------------------------------------------------------------------------------
Years Ended December 31,                                                  2005         2004         2003
-----------------------------------------------------------------------------------------------------------
                                                                                                 (Revised)
Cash flows from operating activities:
Net income                                                             $  63,656    $  52,756    $  25,693
Discontinued operations                                                       --           --         (750)
                                                                       ---------    ---------    ---------
Income from continuing operations
                                                                          63,656       52,756       24,943

Adjustments to reconcile income from continuing operations
  to net cash provided by operating activities:
    Depreciation and amortization of long-term assets                     14,286        9,690        8,027
    Provision for accounts receivable allowances                          11,463        8,315        5,951
    Realized loss (gain) on marketable securities available for sale       1,853       (3,050)      (7,355)
    Unrealized loss (gain) on value of EntreMed warrants                   6,875        1,922      (16,574)
    Equity losses of affiliated company                                    6,923           --        4,392
    Non-cash stock-based compensation expense                               (243)         449          704
    Amortization of premium/discount on marketable
      securities available for sale, net                                   1,763        2,085        1,238
    Loss on asset disposals                                                  290           --           84
    Amortization of debt issuance cost                                     2,443        2,443        1,422
    Amortization of discount on note obligation                               53          108          137
    Deferred income taxes                                                (47,120)     (23,567)          --
    Shares issued for employee benefit plans                               3,506        4,267        2,775

Change in current assets and liabilities, excluding the effect of acquisition:
    Increase in accounts receivable                                      (43,496)     (13,051)     (23,776)
    Decrease (increase) in inventory                                       4,125      (11,192)      (4,891)
    (Increase) decrease in other operating assets                        (21,514)      (1,174)      (9,253)
    Increase in accounts payable and accrued expenses                     11,809       18,241       30,599
    Increase (decrease) in income tax payable                             29,919       28,489         (196)
    (Decrease) increase in deferred revenue                               (4,674)      79,208          498
-----------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                         41,917      155,939       18,725
-----------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
    Capital expenditures                                                 (35,861)     (36,015)     (11,227)
    Purchase of intangible assets                                           (122)          --           --
    Business acquisition                                                  (7,152)    (109,882)          --
    Proceeds from the sale of equipment                                       --           --          138
    Proceeds from sales and maturities of marketable securities
      available for sale                                                 598,319      539,200      415,595
    Purchases of marketable securities available for sale               (647,815)    (478,939)    (836,827)
    Investment in affiliated company                                     (10,500)          --      (12,000)
    Purchase of investment securities                                         --       (7,000)          --
    Proceeds from the sale of discontinued operations -chiral assets          --           --          750
-----------------------------------------------------------------------------------------------------------
        Net cash used in investing activities                           (103,131)     (92,636)    (443,571)
-----------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
    Net proceeds from exercise of common stock options and warrants       52,640       16,036       11,970
    Proceeds from convertible notes                                           --           --      400,000
    Debt issuance cost                                                        --           --      (12,212)
    Proceeds from notes receivable from stockholders                          --           --           42
    Repayment of capital lease and note obligations                           (9)         (34)        (101)
-----------------------------------------------------------------------------------------------------------
        Net cash provided by financing activities                         52,631       16,002      399,699
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
Effect of currency rate changes on cash and cash equivalents              (3,328)      (4,406)          --
-----------------------------------------------------------------------------------------------------------

Net (decrease) increase in cash and cash equivalents                     (11,911)      74,899      (25,147)

Cash and cash equivalents at beginning of period                         135,227       60,328       85,475
-----------------------------------------------------------------------------------------------------------

Cash and cash equivalents at end of period                             $ 123,316    $ 135,227    $  60,328
===========================================================================================================


See accompanying Notes to Consolidated Financial Statements

                      CELGENE CORPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS - (CONTINUED)
                             (DOLLARS IN THOUSANDS)


--------------------------------------------------------------------------------
Years Ended December 31,                             2005       2004       2003
--------------------------------------------------------------------------------

Supplemental schedule of non-cash investing
  and financing activity:
    Change in net unrealized (loss) gain on
      marketable securities available for sale   $(60,098)  $ 53,312   $ (3,584)
                                                 ------------------------------

    Matured shares tendered for stock option
      exercises and employee tax withholdings     (50,295)      (306)        --
                                                 ------------------------------

    Conversion of convertible notes                    16         --         --
                                                 ------------------------------

    Accrual for business acquisition                   --      7,499         --
                                                 ------------------------------

    Accrual for license acquisition                 4,250         --         --
                                                 ------------------------------

    Equipment acquisition on capital leases            --         --        110
                                                 ------------------------------

Supplemental disclosure of cash flow information:

    Interest paid                                $  7,000   $  7,000   $  3,584
                                                 ------------------------------

    Income taxes paid                              36,258      5,493       (653)
                                                 ------------------------------


See accompanying Notes to Consolidated Financial Statements

                      CELGENE CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                                                            Accumulated
                                                                                               Notes           Other
                                                                 Additional                  Receivable    Comprehensive
Years Ended                                 Common    Treasury     Paid-in    Accumulated       from          Income
December 31, 2005, 2004 and 2003            Stock      Stock       Capital      Deficit     Stockholders      (Loss)         Total
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 2002              $   802    $     --   $ 591,277   $ (312,859)     $      (42)    $    7,028    $ 286,206
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                                       25,693                                      25,693
Other comprehensive income:
  Net change in unrealized gain on
    available for sale securities,
    net of tax                                                                                                 10,939        10,939
  Less: reclassification adjustment
    for gain included in net income                                                                            (7,355)       (7,355)
                                                                                                                          ---------
Comprehensive income                                                                                                      $  29,277
Exercise of stock options and warrants          11                  11,959                                                   11,970
Issuance of common stock for employee
  benefit plans                                  1                   2,774                                                    2,775
Expense related to non-employee stock
  options and restricted stock granted
  to employees                                                         704                                                      704
Income tax benefit upon exercise of
  stock options                                                        770                                                      770
Collection of notes receivable from
  stockholders                                                                                       42                          42
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 2003              $   814    $     --   $ 607,484   $ (287,166)     $       --     $  10,612     $ 331,744
====================================================================================================================================
Net income                                                                       52,756                                      52,756
Other comprehensive income:
  Net change in unrealized gain on
    available for sale securities,
    net of tax                                                                   56,362          56,362
  Less: reclassification adjustment for
    gain included in net income                                                                                (3,050)       (3,050)
  Currency translation adjustments                                                                              4,678         4,678
                                                                                                                          ----------
Comprehensive income                                                                                                      $ 110,746
Treasury stock -mature shares tendered                                                                                           --
  related to option exercise                              (306)                                                                (306)
Issuance of common stock related to the
  2:1 stock split                              823                    (823)                                                       --
Exercise of stock options and warrants          13                  16,329                                                   16,342
Issuance of common stock for employee
  benefit plans                                  1                   4,266                                                    4,267
Expense related to non-employee stock
  options and restricted stock granted
  to employees                                                         449                                                      449
Income tax benefit upon exercise of
  stock options                                                     14,202                                                   14,202
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 2004              $ 1,651    $   (306)  $ 641,907   $ (234,410)     $       --     $  68,602     $ 477,444
====================================================================================================================================
Net income                                                                       63,656                                      63,656
Other comprehensive income:
  Net change in unrealized (loss) on
    available for sale securities,
    net of tax                                                                                                (46,171)      (46,171)
  Less: reclassification adjustment
    for gain included in net income                                                                             1,853         1,853
Income tax benefit upon recognition
  of deferred tax assets and liabilities                                                                      (14,775)      (14,775)
  Currency translation adjustments                                                                             (9,421)       (9,421)
                                                                                                                           ---------
Comprehensive income                                                                                                      $  (4,858)
Recognition of deferred tax asset                                   30,199                                                   30,199
Treasury stock - mature shares tendered                                                                                          --
  related to option exercise                           (50,295)                                                             (50,295)
Issuance of common stock related to the
  2:1 stock split                            1,720                  (1,720)                                                      --
Conversion of long-term convertible notes                               16                                                       16
Exercise of stock options and warrants          69                  76,346                                                   76,415
Issuance of common stock for employee
  benefit plans                                  1                   3,506                                                    3,507
Expense related to restricted stock
  granted to employees                                                (243)                                                    (243)
Income tax benefit upon exercise of
  stock options                                                    103,590                                                  103,590
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 2005              $ 3,441    $(50,601)  $ 853,601   $ (170,754)     $       --     $      88     $ 635,775
====================================================================================================================================


See accompanying Notes to Consolidated Financial Statements

                      CELGENE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE INDICATED)


 (1)     NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. NATURE OF BUSINESS: Celgene Corporation and its subsidiaries (collectively "Celgene" or the "Company") is an integrated biopharmaceutical company primarily engaged in the discovery, development and commercialization of innovative therapies designed to treat cancer and immune-inflammatory diseases through regulation of cellular, genomic and proteomic targets. The Company's commercial stage programs include pharmaceutical sales of REVLIMID(R), THALOMID(R), and ALKERAN(R) and sales of FOCALIN(TM) to Novartis Pharma AG, or Novartis; a licensing agreement with Novartis which entitles us to royalties on FOCALIN XR(TM) and the entire RITALIN(R) family of drugs; a licensing and product supply agreement with Pharmion for its sales of thalidomide; and sales of bio-therapeutic products and services through its Cellular Therapeutics subsidiary.

REVLIMID(R) is an oral immunomodulatory drug approved by the U.S. Food and Drug Administration, or FDA, on December 27, 2005 for the treatment of patients with transfusion-dependent anemia due to low- or intermediate-1-risk myelodysplastic syndromes associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities distributed through contracted pharmacies under the RevAssist(sm) program, which is a proprietary risk-management distribution program tailored specifically for REVLIMID(R). THALOMID(R) (thalidomide), approved by the FDA for the treatment of acute cutaneous manifestations of moderate to severe erythema nodosum leprosum, or ENL, an inflammatory complication of leprosy, is widely prescribed for treating multiple myeloma and other cancers. Net THALOMID(R) product sales accounted for approximately 72%, 82% and 82% of total revenues in 2005, 2004 and 2003, respectively. In October 2004, the Company acquired all of the outstanding shares of Penn T Limited, the UK-based manufacturer of THALOMID(R). This acquisition expanded the Company's corporate capabilities and enabled the Company to control manufacturing for THALOMID(R) worldwide. In March 2003, the Company entered into a supply and distribution agreement with GlaxoSmithKline, or GSK, to distribute, promote and sell in the United States ALKERAN(R) (melphalan), a therapy approved for the palliative treatment of multiple myeloma and of carcinoma of the ovary. FOCALIN(TM) is approved by the FDA for the treatment of attention deficit hyperactivity disorder, or ADHD, in children and adolescents. FOCALIN XR(TM), an extended release version is approved for the treatment of ADHD in adults, adolescents and children. FOCALIN(TM) and FOCALIN XR(TM) are marketed by Novartis. Under the agreement with Novartis, the Company receives royalty payments on the entire RITALIN(R) family line of products. In December 2002, the Company acquired Anthrogenesis Corp., or Celgene Cellular Therapeutics, a privately held New Jersey based biotherapeutics company and cord blood banking business, which is pioneering the recovery of stem cells from human placental tissues following the completion of full-term, successful pregnancies. The portfolio of products in the Company's preclinical and clinical-stage pipeline includes IMiDs(R) compounds, TNFa inhibitors, benzopyrans, kinases inhibitors and ligase inhibitors.

B. BASIS OF PRESENTATION: The Company is an integrated biopharmaceutical company engaged in the discovery, development and commercialization of innovative therapies and operates as a single business.

On December 27, 2005, the Company announced that the Board of Directors approved a two-for-one stock split payable in the form of a 100 percent stock dividend. Stockholders received one additional share for every share they owned as of the close of business on February 17, 2006. The additional shares were distributed on February 24, 2006. As a result, the Company's authorized shares increased from 280,000,000 to 580,000,000 and shares outstanding increased from 172,057,726 shares to 344,115,452 shares as of the close of business on February 24, 2006. All share and per share amounts in the consolidated financial statements have been restated to reflect the two-for-one stock split effective February 17, 2006.

                      CELGENE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE INDICATED)


The consolidated financial statements include the accounts of Celgene Corporation and its subsidiaries. All inter-company transactions and balances have been eliminated. The equity method of accounting is used for the Company's investment in EntreMed common shares. Certain reclassifications have been made to prior years' financial statements in order to conform to the current year's presentation. The Company updated its presentation of how it reflects deferred income taxes and changes in income tax payable within the cash flows from operations section of the Consolidated Statement of Cash Flows. This presentation will better align the deferred income tax amount with the deferred tax amount reflected in the statement of operations and the change in income taxes payable with the amount of current expense. The Company has reclassed certain 2005 and 2004 amounts within the cash flow from operations section of its Consolidated Statement of Cash Flows. The reclasses do not impact cash flows from operations, financing or investing activities for those years.

The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates. The Company is subject to certain risks and uncertainties such as uncertainty of product development, uncertainties regarding regulatory approval, no assurance of market acceptance of products, risk of product liability, uncertain scope of patent and proprietary rights, intense competition, and rapid technological change.

C. CASH FLOW STATEMENT REVISION: The Company reports cash flows from operations using the indirect method as permitted under Statement of Financial Accounting Standards, or SFAS, No. 95, "Statement of Cash Flows". The Company previously followed the common practice of starting with income from continuing operations to reconcile to net operating cash flows. Upon further review, it was determined that cash flows from operations, under the indirect method, should be reported by reconciling from net income to net operating cash flows and therefore, the Company has revised its Consolidated Statement of Cash Flows for the year ended December 31, 2003. The revision does not result in a change to net cash provided by operating activities for the year then ended.

D. CASH EQUIVALENTS: At December 31, 2005 and 2004, cash equivalents were $83.6 million and $24.8 million, respectively, and consisted principally of highly liquid funds invested in commercial paper, money market funds, and U.S. government securities such as treasury bills and notes. These instruments have maturities of three months or less when purchased and are stated at cost, which approximates market value because of the short maturity of these investments.

E. FINANCIAL INSTRUMENTS: Certain financial instruments reflected in the Consolidated Balance Sheets, (e.g., cash and cash equivalents, accounts receivable, certain other assets, accounts payable and certain other liabilities) are recorded at cost, which approximate fair value due to their short-term nature. The fair values of financial instruments other than marketable securities are determined through a combination of management estimates and information obtained from third parties using the latest market data. The fair value of available for sale marketable securities is based on quoted market prices. The fair value of the following financial instruments are disclosed in the following footnotes: marketable securities (Note 4); EntreMed, Inc. common stock (Note 7); EntreMed, Inc. warrants (Note 8); convertible debt (Note 9); and a foreign currency forward contract is disclosed in the following paragraph.

F. DERIVATIVE INSTRUMENTS: The Company may periodically utilize foreign currency denominated forward contracts to hedge currency fluctuations of transactions denominated in currencies other than the functional currency. At December 31, 2005, the Company had one foreign currency forward contract outstanding to buy U.S. dollars and sell Swiss francs for a notional amount of $62.0 million. The forward contract expires on April 13, 2006 and is an economic hedge of a U.S. dollar payable of a Swiss foreign entity, which is

                      CELGENE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE INDICATED)

remeasured through earnings each period based on changes in the spot rate. The unrealized loss on the forward contract, based on its fair value at December 31, 2005, was approximately $0.2 million, and was recorded in accrued expenses with the offsetting loss recorded in earnings.

G. MARKETABLE SECURITIES: The Company's marketable securities are all classified as securities available for sale in current assets and are carried at fair value. Such securities are held for an indefinite period of time and are intended to be used to meet the ongoing liquidity needs of the Company. Unrealized gains and losses (which are deemed to be temporary), if any, are reported in a separate component of stockholders' equity. The cost of investments in debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. The amortization, along with realized gains and losses, is included in interest and other income. The cost of securities is based on the specific identification method.

Premiums and discounts are amortized or accreted over the life of the related available-for-sale security as an adjustment to yield using the effective-interest method. Dividend and interest income are recognized when earned.

A decline in the market value of any available-for-sale security below cost that is deemed to be other-than-temporary results in a reduction in carrying amount to fair value. The impairment would be charged to earnings and a new cost basis for the security established. Factors evaluated to determine if an investment is other-than-temporarily impaired include significant deterioration in the earnings performance, credit rating, asset quality, or business prospects of the issuer; adverse changes in the general market condition in which the issuer operates; the intent and ability to retain the investment for a sufficient period of time to allow for recovery in the market value of the investment; and, issues that raise concerns about the issuer's ability to continue as a going concern. At the end of 2005, the Company determined that two securities with an amortized cost basis of $7.0 million had sustained an other-than-temporary impairment and recognized a $3.1 million impairment loss, which was recorded in interest and other income, net.

H. CONCENTRATION OF CREDIT RISK: Cash, cash equivalents, and marketable securities are financial instruments that potentially subject the Company to concentration of credit risk. The Company invests its excess cash primarily in U.S. government agency securities, mortgage obligations and marketable debt securities of financial institutions and corporations with strong credit ratings. The Company may also invest in unrated or below investment grade securities, such as collateralized debt obligations or equity in private companies. The Company has established guidelines relative to diversification and maturities to maintain safety and liquidity. These guidelines are reviewed periodically and may be modified to take advantage of trends in yields and interest rates. The Company has the ability to sell these investments before maturity and has therefore classified the investments as available for sale. The Company has not realized any significant losses on disposal of its investments.

As is typical in the pharmaceutical industry, the Company sells its products primarily through wholesale distributors and therefore, wholesale distributors account for a large portion of the Company's trade receivables and net product revenues. In light of this concentration, the Company continuously monitors the creditworthiness of its customers and has internal policies regarding customer credit limits. The Company estimates an allowance for doubtful accounts based on the creditworthiness of its customers as well as general economic conditions. An adverse change in those factors could affect the Company's estimate of its bad debts.

I. INVENTORY: Inventories are carried at the lower of cost or market. Cost is determined using the first-in, first-out, or FIFO, method.

J. PROPERTY, PLANT AND EQUIPMENT: Plant and equipment are stated at cost. Depreciation of plant and equipment is provided using the straight-line method. Leasehold improvements are depreciated over

                      CELGENE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE INDICATED)


the lesser of the economic useful life of the asset or the remaining term of the lease. The estimated useful lives of fixed assets are as follows:

     Buildings                                                40 years
     Building and operating equipment                         15 years
     Machinery and equipment                                   5 years
     Furniture and fixtures                                    5 years
     Computer equipment and software                           3 years

Maintenance and repairs are charged to operations as incurred, while renewals and improvements are capitalized.

K. INVESTMENT IN AFFILIATED COMPANY: On March 31, 2005, the Company exercised warrants to purchase 7,000,000 shares of EntreMed, Inc. common stock. Since the Company also holds 3,350,000 shares of EntreMed voting preferred shares convertible into 16,750,000 shares of common stock, the Company determined that it has significant influence over its investee and is applying the equity method of accounting to its common stock investment effective March 31, 2005. As prescribed under the equity method of accounting, the Company began recording its share of EntreMed gains and losses based on the Company's common stock ownership percentage in the second quarter of 2005.

The investment is reviewed to determine whether an other-than-temporary decline in value of the investment has been sustained. If it is determined that the investment has sustained an other-than-temporary decline in its value, the investment will be written down to its fair value. Such an evaluation is judgmental and dependent on the specific facts and circumstances. Factors that the Company considers in determining whether an other-than-temporary decline in value has occurred include: the market value of the security in relation to its cost basis, the period of time that the market value is below cost, the financial condition of the investee and the intent and ability to retain the investment for a sufficient period of time to allow for recovery in the market value of the investment. The Company evaluates information that it is aware of in addition to quoted market prices, if any, in determining whether an other-than-temporary decline in value exists. After reviewing these factors, the Company has determined that as of December 31, 2005 no adjustment to its investment is required.

L. GOODWILL AND OTHER INTANGIBLE ASSETS: Goodwill represents the excess of cost of an acquired entity over the fair value of identifiable assets acquired and liabilities assumed in a business combination. Under SFAS No. 142, "Goodwill and Other Intangible Assets", or SFAS 142, goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead are tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 also requires that intangible assets with estimable useful lives be amortized to their estimated residual values over their respective estimated useful lives, and reviewed for impairment in accordance with SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets", or SFAS 144.

The Company's intangible assets are categorized as either supply agreements, contract based agreements or technology. Amortization periods related to these categories range from 12 to 14 years.

M. IMPAIRMENT OF LONG-LIVED ASSETS: In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, software costs and purchased intangibles subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future undiscounted net cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the consolidated balance sheet and reported at the lower of the carrying amount or fair

                      CELGENE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE INDICATED)



value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the consolidated balance sheet.

N. BUSINESS COMBINATIONS: SFAS No. 141, "Business Combinations", or SFAS 141, requires that all business combinations be accounted for using the purchase method of accounting. The Company's acquisitions of Penn T Limited on October 21, 2004 and Anthrogenesis Corp. on December 31, 2002, were accounted for using the purchase method.

O. FOREIGN CURRENCY TRANSLATION: Operations in non-U.S. subsidiaries are generally recorded in local currencies which are also the functional currencies for financial reporting purposes. The results of operations for non-U.S. subsidiaries are translated from local currencies into U. S. dollars using the average currency rate during each period which approximates the results that would be obtained using actual currency rates on the dates of individual transactions. Assets and liabilities are translated using currency rates at the end of the period with translation adjustments recorded as a component of other comprehensive income. Transaction gains and losses are recorded as incurred in interest and other income, net in the Consolidated Statement of Operations.

P. ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT ("IPR&D"): The value assigned to acquired in-process research and development is determined by identifying those acquired specific in-process research and development projects that would be continued and for which (a) technological feasibility has not been established at the acquisition date, (b) there is no alternative future use, and (c) the fair value is estimable with reasonable reliability. Amounts assigned to IPR&D are charged to expense at the acquisition date.

Q. RESEARCH AND DEVELOPMENT COSTS: All research and development costs are expensed as incurred. These include all internal costs, external costs related to services contracted by the Company and research services conducted for others. Research and development costs consist primarily of salaries and benefits, contractor fees (paid principally to contract research organizations to assist in our clinical development programs), cost of drug supplies for our clinical and pre-clinical programs, costs of other consumable research supplies, regulatory and quality control expenditures and allocated facilities charges such as building rent and utilities. Upfront and milestone payments made to third parties in connection with research and development collaborations are expensed as incurred up to the point of regulatory approval. Payments made to third parties subsequent to regulatory approval are capitalized and amortized over the remaining useful life of the related product.

R. INCOME TAXES: The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect for years in which the temporary differences are expected to reverse. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax asset will not be realized. Research and development tax credits will be recognized as a reduction of the provision for income taxes when realized.

S. REVENUE RECOGNITION: Revenue from the sale of products is recognized upon product shipment. Provisions for discounts for early payments, rebates and sales returns under terms customary in the industry are provided for in the same period the related sales are recorded. Provisions recorded in 2005, 2004 and 2003 totaled approximately $103.2 million, $54.5 million and $38.8 million, respectively. Revenue under research contracts is recorded as earned under the contracts, as services are provided. In accordance with SEC Staff Accounting Bulletin ("SAB") No. 104 upfront nonrefundable fees associated with license and development agreements where the Company has continuing involvement in the agreement, are recorded as

                      CELGENE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE INDICATED)


deferred revenue and recognized over the estimated service period of the last item of performance to be delivered. If the estimated service period is subsequently modified, the period over which the up-front fee is recognized is modified accordingly on a prospective basis.

SAB No. 104 requires companies to identify separate units of accounting based on the consensus reached on Emerging Issues Task Force, or EITF, Issue No. 00-21, "REVENUE ARRANGEMENTS WITH MULTIPLE DELIVERABLES", or EITF 00-21. EITF 00-21 provides guidance on how to determine when an arrangement that involves multiple revenue-generating activities or deliverables should be divided into separate units of accounting for revenue recognition purposes, and if this division is required, how the arrangement consideration should be allocated among the separate units of accounting. EITF 00-21 is effective for revenue arrangements entered into in quarters beginning after June 15, 2003. If the deliverables in a revenue arrangement constitute separate units of accounting according to the EITF's separation criteria, the revenue-recognition policy must be determined for each identified unit. If the arrangement is a single unit of accounting, the revenue-recognition policy must be determined for the entire arrangement. Under arrangements where the license fees and research and development activities can be accounted for as a separate unit of accounting, nonrefundable upfront license fees are deferred and recognized as revenue on a straight-line basis over the expected term of our continued involvement in the research and development process. Revenues from the achievement of research and development milestones, if deemed substantive, are recognized as revenue when the milestones are achieved, and the milestone payments are due and collectible. Milestones are considered substantive if all of the following conditions are met: (1) the milestone is nonrefundable; (2) achievement of the milestone was not reasonably assured at the inception of the arrangement; (3) substantive effort is involved to achieve the milestone; and, (4) the amount of the milestone appears reasonable in relation to the effort expended, the other milestones in the arrangement and the related risk associated with achievement of the milestone. If any of these conditions are not met, we would recognize a proportionate amount of the milestone payment upon receipt as revenue that correlates to work already performed and the remaining portion of the milestone payment will be deferred and recognized as revenue as we complete our performance obligations.

Continuation of certain contracts and grants are dependent upon the Company achieving specific contractual milestones; however, none of the payments received to date are refundable regardless of the outcome of the project. Grant revenue is recognized in accordance with the terms of the grant and as services are performed, and generally equals the related research and development expense.

T. STOCK-BASED COMPENSATION: The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board, or APB, Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its fixed stock option plans. As such, compensation expense for grants to employees or members of the Board of Directors would be recorded on the date of grant only if the current market price of the Company's stock exceeded the exercise price. SFAS No. 123, "Accounting for Stock-Based Compensation", or SFAS 123, as amended, establishes accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As permitted under SFAS 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS 123, as amended.

If the exercise price of employee or director stock options is less than the fair value of the underlying stock on the grant date, the Company amortizes such differences to expense over the vesting period of the options. Options or stock awards issued to non-employees and consultants are recorded at fair value as determined in accordance with SFAS 123 and EITF No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services," and expensed over the related vesting period.

                      CELGENE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE INDICATED)


The following table illustrates the effect on net income and net income per share as if the fair-value-based method under SFAS 123 had been applied. Option forfeitures are accounted for as they occurred and no amounts of compensation expense have been capitalized into inventory or other assets, but instead are considered period expenses in the pro forma amounts. Per share data has been adjusted to reflect the February 17, 2006 two-for-one stock split.

-----------------------------------------------------------------------------------------------------------------------
                                                                    2005                2004               2003
-----------------------------------------------------------------------------------------------------------------------
 Net income, as reported                                       $        63,656       $      52,756       $     25,693
   Add stock-based employee compensation (credit) expense
    included in reported net income (2005 net of tax)                     (143)                250                250
   Deduct total stock-based employee compensation expense
    determined under the fair value-based method (2005
    net of tax) (1)                                                    (52,746)            (26,027)           (21,226)
                                                           ------------------------------------------------------------
 Pro forma net income                                          $        10,767       $      26,979       $      4,717
                                                           ============================================================


-----------------------------------------------------------------------------------------------------------------------
Net income per common share:
   Basic, as reported                                          $          0.19       $        0.16       $       0.08
   Basic, pro forma                                                       0.03                0.08               0.01
   Diluted, as reported                                                   0.18                0.15               0.08
   Diluted, pro forma                                                     0.03                0.08               0.01
=======================================================================================================================


(1) Includes benefit attributable to recognizing deferred tax assets in 2005.

The weighted-average fair value per share was $9.60, $5.22 and $3.64 for stock options granted in 2005, 2004 and 2003, respectively. The Company estimated the fair values using the Black-Scholes option-pricing model based on the following assumptions:

              -------------------------------------------------------------------------------------------
                                                              2005            2004             2003
              -------------------------------------------------------------------------------------------
              Risk-free interest rate                          4.24%             3.05%             2.39%
              Expected stock price volatility                  40.6%             47.4%             52.5%
              Expected term until exercise (years)             4.20              3.70              3.50
              Expected dividend yield                             0%                0%                0%
              ===========================================================================================


U. EARNINGS PER SHARE: Basic earnings per common share is computed by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share is computed by dividing net income by the weighted-average number of common shares outstanding during the period increased to include all additional common shares that would have been outstanding assuming potentially dilutive common shares had been issued and any proceeds thereof used to repurchase common stock at the average market price during the period. The proceeds used to repurchase common stock are assumed to be the sum of the amount to be paid to the Company upon exercise of options, the amount of compensation cost attributed to future services and not yet recognized and, if applicable, the amount of income taxes that would be credited to or deducted from capital upon exercise.

V. COMPREHENSIVE INCOME (LOSS): Comprehensive income (loss), which represents the change in equity from non-owner sources, consists of net income (losses), changes in currency translation adjustments and the change in net unrealized gains (losses) on marketable securities classified as available for sale. Comprehensive income (loss) is presented in the Consolidated Statements of Stockholders' Equity.

                      CELGENE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE INDICATED)


W. CAPITALIZED SOFTWARE COSTS: Capitalized software costs are capitalized in accordance with Statement of Position No. 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED AND OBTAINED FOR INTERNAL USE, are included in other assets and are amortized over their estimated useful life of three years from the date the systems are ready for their intended use.

X. NEW ACCOUNTING PRINCIPLES: In December 2004 the FASB, issued SFAS No. 123R, "Share-Based Payment", or SFAS 123R. SFAS 123R requires compensation cost relating to share-based payment transactions be recognized in financial statements based on the fair value of the equity or liability instruments issued. SFAS 123R covers a wide range of share-based compensation arrangements including stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee stock purchase plans. SFAS 123R replaces SFAS 123, and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, SFAS 123 permitted entities to continue to apply the guidance in APB Opinion No. 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. The Company will be required to adopt the provisions of SFAS 123R in the first quarter of fiscal year 2006. Management is currently evaluating the requirements of SFAS 123R. The adoption of SFAS 123R is expected to have a material effect on our consolidated financial statements as noted elsewhere in this footnote. However, the calculation of compensation cost for share-based payment transactions after the effective date of SFAS 123R may be different from the calculation of compensation cost under SFAS 123.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs -An Amendment of ARB No. 43. This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). The new rule requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal" as stated in ARB No. 43. Additionally, SFAS 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for fiscal years beginning after June 15, 2005. The Company is currently evaluating the potential impact of this pronouncement on its financial position and results of operations.

EITF Issue No. 03-01, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments," or EITF 03-01, was issued in February 2004. The provisions of EITF 03-01 for measuring and recognizing an other-than-temporary impairment proved controversial and as a result, FASB Staff Position ("FSP") FSP FAS 115-1 and FAS 124-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments," was issued in November 2005, clarifying the requirements of EITF 03-01 concerning the evaluation of whether an impairment is other-than-temporary. FSP FAS 115-1 and FAS 124-1 refers to SEC Staff Accounting Bulletin ("SAB") Topic 5M, "Other Than Temporary Impairment of Certain Investments In Debt And Equity Securities," and EITF Issue No. 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interest in Securitized Financial Assets," to evaluate whether an impairment is other than temporary. We are in compliance with these requirements and continue to monitor these developments to assess the possible impact on our financial position and results of operations.


(2)      ACQUISITIONS AND DISPOSITIONS

PENN T LIMITED: On October 21, 2004, the Company, through an indirect wholly-owned subsidiary, acquired all of the outstanding shares of Penn T Limited, or Penn T, a worldwide supplier of THALOMID(R), from a consortium of private investors for a US dollar equivalency of approximately $117.0 million in cash, net of cash acquired and including working capital adjustments and transaction costs paid during the first

                      CELGENE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE INDICATED)


quarter of 2005. Penn T was subsequently renamed Celgene UK Manufacturing II, Limited, or CUK II. The results of CUK II after October 21, 2004 are included in the consolidated financial statements.

The purchase price allocation resulted in the following amounts being allocated to the assets received and liabilities assumed based upon their respective fair values.

                       -----------------------------------------------------------------------
                       Current assets, net of cash acquired                        $  16,855
                       Intangible assets                                              99,841
                       Goodwill                                                       35,465
                       -----------------------------------------------------------------------
                       Assets acquired                                               152,161
                       -----------------------------------------------------------------------
                       Current liabilities                                             1,983
                       Deferred taxes                                                 33,144
                       -----------------------------------------------------------------------
                       Liabilities assumed                                            35,127
                       -----------------------------------------------------------------------
                       Net assets acquired                                         $ 117,034
                       =======================================================================



Prior to the acquisition, Celgene and Penn T were parties to a manufacturing agreement pursuant to which Penn T manufactured THALOMID(R) for Celgene. Through a manufacturing agreement entered into with a third party in connection with the acquisition, the Company is able to control manufacturing for THALOMID(R) worldwide and increases its participation in the potential growth of THALOMID(R) opportunities in key international markets. This acquisition was accounted for using the purchase method of accounting for business combinations.

The intangible assets consist principally of a product supply agreement that is being amortized over its useful life, which is 13 years. The resulting goodwill and intangible asset have been assigned to the Company's Human Pharmaceuticals operating segment.

The following unaudited pro forma information presents a summary of consolidated results of operations for the year ended December 31, 2004 as if the acquisition of Penn T had occurred on January 1, 2004, adjusted to reflect the February 17, 2006 two-for-one stock split. The unaudited pro forma results of operations is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the transaction had been consummated at the date indicated, nor is it necessarily indicative of future operating results of the combined companies and should not be construed as representative of these amounts for any future dates or periods.

                      -------------------------------------------------------------------------
                      Pro forma (UNAUDITED)                                      2004
                      -------------------------------------------------------------------------
                      Total revenues                                $           394,097
                      Net income                                                 56,661
                      Net income per diluted share                  $              0.16
                      ==========================================================================


The unaudited pro forma information includes an adjustment to reflect the amortization of intangible assets resulting from the acquisition.

DISPOSITION OF CHIRAL INTERMEDIATES BUSINESS: In January 1998, the Company completed the sale of its chiral intermediate business to Cambrex Corporation. The Company received $7.5 million upon the closing of the transaction and is entitled to future royalties, with a present value not exceeding $7.5 million and certain minimum royalty payments due in 2000 through 2003. Included in the transaction were the rights to Celgene's enzymatic technology for the production of chirally pure intermediates for the pharmaceutical

                      CELGENE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE INDICATED)


industry, including the pipeline of third party products and the equipment and personnel associated with the business. Pursuant to the minimum royalty provision of the agreement, the Company received approximately $0.8 million during 2003. The chiral intermediates business is presented as a discontinued operation in the consolidated financial statements.


(3)      EARNINGS PER SHARE (EPS)

---------------------------------------------------------------------------------------------------------------------------
                                                                        2005                2004                2003
---------------------------------------------------------------------------------------------------------------------------
INCOME AVAILABLE TO COMMON STOCKHOLDERS:
Income from continuing operations                               $           63,656  $          52,756   $           24,943
Discontinued Operations - gain on sale of chiral assets                        ---                ---                  750
                                                                -----------------------------------------------------------
Net income                                                                  63,656             52,756               25,693
Interest expense on convertible debt, net of tax                             5,571                ---                  ---
                                                                -----------------------------------------------------------
Net income available to common stockholders                     $           69,227  $          52,756   $           25,693
                                                                ===========================================================
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic:                                                                     335,512            327,738              323,548
Effect of dilutive securities:
    Options                                                                 21,204             17,062               17,480
    Warrants                                                                   353                436                  372
    Restricted shares and other long-term incentives                           494                474                  192
    Convertible debt                                                        33,022                ---                  ---
                                                                -----------------------------------------------------------
Diluted:                                                                   390,585            345,710              341,592
                                                                ===========================================================
EARNINGS PER SHARE:
Income from continuing operations
    Basic                                                       $             0.19  $            0.16   $             0.08
    Diluted                                                     $             0.18  $            0.15   $             0.07
Discontinued operations
    Basic                                                       $                -  $               -   $                -
    Diluted                                                     $                -  $               -   $             0.01
Net income
    Basic                                                       $             0.19  $            0.16   $             0.08
    Diluted                                                     $             0.18  $            0.15   $             0.08
---------------------------------------------------------------------------------------------------------------------------


The potential common shares related to the convertible notes issued June 3, 2003 (see Note 9) were anti-dilutive and were excluded from the diluted earnings per share computation for the years 2004 and 2003. The total number of potential common shares excluded from the diluted earnings per share computation because their inclusion would have been anti-dilutive was 10,224, 41,686,756 and 42,257,440 shares in 2005, 2004 and 2003, respectively. Share and per share amounts have been adjusted to reflect the February 17, 2006 two-for-one stock split.

                      CELGENE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE INDICATED)

(4)      MARKETABLE SECURITIES AVAILABLE FOR SALE
The amortized cost, gross unrealized holding gains, gross unrealized holding losses and estimated fair value of available-for-sale securities by major security type and class of security at December 31, 2005 and 2004 was as follows:

-------------------------------------------------------------------------------------------------------------------------
                                                                           GROSS             GROSS           ESTIMATED
                                                      AMORTIZED         UNREALIZED         UNREALIZED           FAIR
DECEMBER 31, 2005                                       COST               GAIN               LOSS             VALUE
-------------------------------------------------------------------------------------------------------------------------
Mortgage-backed obligations                      $       118,222   $            366    $         (1,459)  $      117,129
Government agency bonds and notes                         95,961                 39              (2,373)          93,627
Corporate debt securities                                128,292                192              (5,338)         123,146
Auction rate notes                                       232,575                ---                 ---          232,575
Marketable equity securities                              20,212             14,255                 ---           34,467
                                                 ------------------------------------------------------------------------
                                                 $       595,262   $         14,852    $         (9,170)  $      600,944
                                                 ========================================================================


-------------------------------------------------------------------------------------------------------------------------
                                                                           GROSS             GROSS           ESTIMATED
                                                      AMORTIZED         UNREALIZED         UNREALIZED           FAIR
DECEMBER 31, 2004                                       COST               GAIN               LOSS             VALUE
-------------------------------------------------------------------------------------------------------------------------
Mortgage-backed obligations                      $       166,959   $          1,107       $        (904)  $      167,162
Government agency bonds and notes                            798                ---                  (7)             791
Corporate debt securities                                147,864              2,723                (650)         149,937
Auction rate notes                                       213,550                ---                 ---          213,550
Marketable equity securities                              20,212             61,658                 ---           81,870
                                                 ------------------------------------------------------------------------
                                                 $      549,383    $         65,488       $      (1,561)  $      613,310
                                                 ========================================================================



The fair value of available-for-sale securities with unrealized losses at December 31, 2005 was as follows:


------------------------------------------------------------------------------------------------------------------------------------
                                           LESS THAN 12 MONTHS              12 MONTHS OR LONGER                     TOTAL
                                       ----------------------------     ----------------------------     ---------------------------
                                        ESTIMATED        GROSS           ESTIMATED        GROSS           ESTIMATED        GROSS
                                           FAIR       UNREALIZED            FAIR       UNREALIZED            FAIR       UNREALIZED
DECEMBER 31, 2005                         VALUE          LOSS              VALUE          LOSS              VALUE          LOSS
------------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed
  obligations                          $    26,211   $         218      $    46,699   $       1,241      $    72,910   $       1,459
Government agency bonds
   and notes                                78,469           2,364              236               9           78,705           2,373
Corporate debt securities                  100,875           4,633           14,295             705          115,170           5,338
                                       ---------------------------------------------------------------------------------------------
                                       $  205,555    $       7,215      $    61,230   $       1,955      $  266,785    $       9,170
                                       =============================================================================================


Government agency bonds and notes include U.S. Treasury and U.S. government agency obligations. Unrealized losses for mortgage-backed obligations and government agency bonds and notes were primarily due to increases in interest rates. Unrealized losses for corporate debt securities were primarily due to increases in interest rates as well as downgrades by corporate bond rating agencies. Celgene has more then sufficient liquidity and the intent to hold these securities until the market value recovers. Moreover, the Company does not believe it is probable that it will be unable to collect all amounts due according to the contractual terms of the individual investments.

                      CELGENE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE INDICATED)


Duration of debt securities classified as available-for-sale were as follows at December 31, 2005:

             -----------------------------------------------------------------------------------------------
                                                                     AMORTIZED                   FAIR
                                                                        COST                    VALUE
             -----------------------------------------------------------------------------------------------
             Duration of one year or less                     $           273,007       $         272,857
             Duration of one through three years                           76,632                  75,714
             Duration of three through five years                         219,569                 213,070
             Duration of five through seven years                           2,985                   1,980
             Duration greater than seven years                              2,857                   2,856
                                                             -----------------------------------------------
                                                              $           575,050       $         566,477
                                                             ===============================================



(5)      INVENTORY

Inventory at December 31, 2005 and 2004 consisted of the following:


             -----------------------------------------------------------------------------------------------
                                                                          2005                   2004
             -----------------------------------------------------------------------------------------------
             Raw materials                                       $          5,044       $         4,081
             Work in process                                                1,644                 4,356
             Finished goods                                                13,554                15,967
                                                             -----------------------------------------------
                                                                 $         20,242       $        24,404
                                                             ================================================


(6)      PLANT AND EQUIPMENT

Plant and equipment at December 31, 2005 and 2004 consisted of the following:

             -----------------------------------------------------------------------------------------------
                                                                          2005                   2004
             -----------------------------------------------------------------------------------------------
             Land                                                $           17,836     $          14,700
             Buildings                                                       12,509                10,658
             Building and operating equipment                                 2,618                   -
             Leasehold improvements                                           8,741                14,355
             Machinery and equipment                                         27,603                22,955
             Furniture and fixtures                                           6,751                 3,865
             Computer equipment and software                                 22,370                11,989
             Construction in progress                                         7,103                    63
                                                             -----------------------------------------------
                                                                            105,531                78,585
             Less:  accumulated depreciation and
                       Amortization                                          28,054                24,847
                                                             -----------------------------------------------
                                                                 $           77,477     $          53,738
                                                             ================================================


(7)      INVESTMENT IN AFFILIATED COMPANY

On March 31, 2005, the Company exercised warrants to purchase 7,000,000 shares of EntreMed, Inc. common stock at an aggregate cost of $10.5 million. The fair value of the warrants at the time of exercise was estimated to be approximately $12.9 million. As a result, the total value ascribed to the Company's

                      CELGENE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE INDICATED)


investment was $23.4 million. Since the Company also holds 3,350,000 shares of EntreMed voting preferred shares that are convertible into 16,750,000 shares of common stock, the Company determined that it has significant influence over its investee and is applying the equity method of accounting to its common stock investment effective March 31, 2005. At March 31, 2005, the residual investment, after taking a charge of approximately $4.4 million to write down the portion of the investment ascribed to in-process research and development (the charge was included in equity losses of affiliated company), exceeded the Company's proportionate share of the EntreMed net assets by approximately $13.4 million and consisted of goodwill and intangibles of approximately $12.6 million and $0.8 million, respectively. As prescribed under the equity method of accounting, the Company began recording its share of EntreMed gains and losses based on the Company's common stock ownership percentage subsequent to that date. The investment in EntreMed had a carrying value of approximately $17.0 million at December 31, 2005, which exceeds estimated fair value of the Company's common stock investment by approximately $3.4 million based on the closing share price of EntreMed common stock on December 31, 2005. The Company deems this decline below carrying value to be temporary. Financial results of the EntreMed equity method investment are included in the human pharmaceuticals segment.

A summary of EntreMed's financial information follows:

                                                                                                     December 31, 2005
          ----------------------------------------------------------------------------------------------------------------
                                                                                                         (Unaudited)
          Current assets                                                                         $          35,326
          Noncurrent assets                                                                                  1,106
                                                                                                 -------------------------
          Total assets                                                                           $          36,432
          ----------------------------------------------------------------------------------------------------------------
          Current liabilities                                                                    $           6,649
          Noncurrent liabilities                                                                               230
          Minority interest                                                                                     17
          Total equity                                                                                      29,536
                                                                                                 -------------------------
          Total liabilities and equity                                                           $          36,432
          ----------------------------------------------------------------------------------------------------------------
                                                                                                          (Audited)
          Interest in EntreMed equity (1)                                                        $           4,025

          Excess of investment over share of EntreMed equity                                                12,992
                                                                                                 -------------------------
          Total investment                                                                       $          17,017
          =================================================================================================================



                                                                                                      Nine-Month Period
                                                                                                            Ended
                                                                                                      December 31, 2005
          ----------------------------------------------------------------------------------------------------------------
                                                                                                         (Unaudited)
          Total revenues                                                                         $          5,893
          Operating loss                                                                                   11,648
          Net loss                                                                                         10,792
          ----------------------------------------------------------------------------------------------------------------
                                                                                                          (Audited)
          Celgene share of EntreMed, Inc. losses (1)                                             $           1,617
          Amortization of intangibles                                                                          236
          Write-off of in-process research and development                                                   4,383
          Elimination of inter-company transaction                                                             687
                                                                                                 -------------------------
          Equity in losses of affiliated company                                                 $           6,923
          ================================================================================================================


(1) The Company records its share of losses based on its common stock ownership of approximately 14% at December 31, 2005.

On February 2, 2006 the Company, along with a group of investors, entered into an agreement to invest $30.0 million in EntreMed in return for newly issued EntreMed common stock and warrants to purchase

                      CELGENE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE INDICATED)


additional shares of EntreMed common stock at a conversion price of $2.3125 per warrant. The Company's portion of the investment was $2.0 million for which it received 864,864 shares of EntreMed common stock and 432,432 warrants. The warrants will be accounted for at fair value with changes in fair value recorded through earnings.


(8)      OTHER FINANCIAL INFORMATION

Accrued expenses at December 31, 2005 and 2004 consisted of the following:

             -----------------------------------------------------------------------------------------------
                                                                         2005                    2004
             -----------------------------------------------------------------------------------------------
             Professional and consulting fees                  $            3,906       $         2,026
             Accrued compensation                                          22,087                15,783
             Accrued interest, royalties and license fees                  18,181                12,840
             Accrued sales returns                                          5,017                 9,595
             Accrued rebates and chargebacks                               27,763                 9,255
             Accrued acquisition related costs                                  -                 8,010
             Accrued clinical trial costs                                  10,866                 7,440
             Accrued insurance and taxes                                    2,256                 1,882
             Other                                                          2,832                 1,703
                                                              ----------------------------------------------
                                                               $           92,908       $        68,534
                                                              ==============================================



Other assets at December 31, 2005 and 2004 consisted of the following:

             -----------------------------------------------------------------------------------------------
                                                                         2005                    2004
             -----------------------------------------------------------------------------------------------
             Long-term investments                                 $       7,000           $         7,000
             Long-term deposits                                            1,754                     1,495
             Debt issuance costs                                           5,904                     8,347
             EntreMed Inc. warrants                                            -                    19,768
             Other                                                         2,585                     2,239
                                                              ----------------------------------------------
                                                                $         17,243           $        38,849
                                                              ==============================================


On March 31, 2005, the Company exercised the EntreMed Inc. warrants to purchase 7,000,000 shares of EntreMed common stock and has applied the equity method of accounting to its common stock investment in EntreMed subsequent to that date. Interest and other income, net included unrealized losses of $6.9 million and $1.9 million related to EntreMed warrants for the years ended December 31, 2005 and 2004, respectively.


(9)      CONVERTIBLE DEBT

In June 2003, the Company issued an aggregate principal amount of $400.0 million of unsecured convertible notes. The notes have a five-year term and a coupon rate of 1.75% payable semi-annually on June 1 and December 1. Each $1,000 principal amount of convertible notes is convertible into 82.5592 shares of common stock as adjusted, or a conversion rate of $12.1125 per share, which represented a 50% premium to the closing price on May 28, 2003 of the Company's common stock of $8.075, after adjusting prices for the two-for-one stock splits affected on February 17, 2006 and October 22, 2004. The debt issuance costs related to these convertible notes, which totaled approximately $12.2 million, are classified under "Other Assets" on the consolidated balance sheet and are being amortized over five years, assuming no conversion. Under the

                      CELGENE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE INDICATED)


terms of the purchase agreement, the noteholders can convert the outstanding notes at any time into 33,022,360 shares of common stock at the conversion price. In addition, the noteholders have the right to require the Company to redeem the notes in cash at a price equal to 100% of the principal amount to be redeemed, plus accrued interest, prior to maturity in the event of a change of control and certain other transactions defined as a "fundamental change", within the agreement. The Company registered the notes and common stock issuable upon conversion of the notes with the Securities and Exchange Commission, and is required to use reasonable best efforts to keep the related registration statement effective for the defined period. During the year ended December 31, 2005, an immaterial amount of principal was converted into common stock.

At December 31, 2005 and 2004, the fair value of the Company's convertible notes exceeded the carrying value of $400.0 million by approximately $660.0 million and $117.0 million respectively.


(10)     GOODWILL AND INTANGIBLE ASSETS

(A) INTANGIBLE ASSETS: At December 31, 2005, the Company's intangible assets primarily related to the October 21, 2004 acquisition of Penn T and are being amortized over their estimated useful lives. In December 2005, the Company recognized a $4.3 million intangible for a licensing agreement with Children's Medical Center Corporation, or CMCC, which is being amortized over the patent life of the related product. Intangible asset balances related to the acquisition of Anthrogenesis Corp. were eliminated during the first quarter of 2005 as prescribed by SFAS 109 "Accounting for Income Taxes" due to reversal of the valuation allowance for deferred tax assets recorded at time of acquisition. The gross carrying value and accumulated amortization by major intangible asset class at December 31, 2005 and 2004 were as follows:

-----------------------------------------------------------------------------------------------------------------------------
                                                                  2005
-----------------------------------------------------------------------------------------------------------------------------
                                         Gross                             Cumulative        Intangible         Weighted
                                       Carrying         Accumulated        Translation         Assets,          Average
                                         Value         Amortization        Adjustment            Net          Life (Years)
-----------------------------------------------------------------------------------------------------------------------------
   Penn T supply agreements          $    99,841      $     (2,787)      $     (4,435)       $   92,619             12.9
   License                                 4,250                 -                  -             4,250             13.8
   Technology                                122                (3)                 -               119             12.0
-----------------------------------------------------------------------------------------------------------------------------
Total                                $   104,213      $     (2,790)      $     (4,435)       $   96,988             13.0
=============================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------
                                                                  2004
-----------------------------------------------------------------------------------------------------------------------------
                                         Gross                             Cumulative        Intangible         Weighted
                                       Carrying         Accumulated        Translation         Assets,          Average
                                         Value         Amortization        Adjustment            Net          Life (Years)
-----------------------------------------------------------------------------------------------------------------------------
Penn T acquisition:
   Supply agreements                  $    99,841       $       (75)      $     6,802       $   106,568           12.9
Anthrogenesis acquisition:
   Supplier relationships                     710              (284)                -               426            5.0
   Customer lists                           1,700              (227)                -             1,473           15.0
   Technology                                 609              (121)                -               488           10.0
-----------------------------------------------------------------------------------------------------------------------------
Total                                 $  1 02,860       $      (707)      $     6,802       $   108,955           12.9
=============================================================================================================================


Amortization of acquired intangible assets was approximately $2.1 million and $0.4 million for the years ended December 31, 2005 and 2004, respectively. Assuming no changes in the gross carrying amount of intangible assets, the amortization of intangible assets for the next five fiscal years is estimated to be approximately $8.5 million for 2006 and $8.1 million for each of the years 2007 through 2010.

                      CELGENE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE INDICATED)


(B) GOODWILL: At December 31, 2005, the Company's recorded goodwill related to the acquisition of Penn T on October 21, 2004. Goodwill related to the acquisition of Anthrogenesis Corp. was eliminated during the first quarter of 2005 as prescribed by SFAS 109, "Accounting for Income Taxes," due to reversal of the valuation allowance for deferred tax assets that had been recorded at time of acquisition. The changes in the carrying value of goodwill are summarized as follows:

--------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2003                                 $         3,490
Proceeds from sale of net operating loss tax benefit                  (484)
Penn T acquisition                                                  35,812
Foreign currency translation                                         2,440
                                                          ----------------------
BALANCE, DECEMBER 31, 2004                                 $        41,258
Reversal of deferred tax asset valuations                           (3,006)
Purchase accounting adjustments                                       (347)
Foreign currency translation                                        (4,090)
                                                          ----------------------
BALANCE, DECEMBER 31, 2005                                 $        33,815
================================================================================


(11) RELATED PARTY TRANSACTIONS: EntreMed earns royalty income relating to THALOMID(R). As prescribed under the equity method of accounting, the Company eliminates its share of EntreMed's royalty income.

In March 2005, the Company licensed to EntreMed rights to develop and commercialize its tubulin inhibitor compounds. Under the terms of the agreement, Celgene received an up-front license payment of $1.0 million and is entitled to additional payments upon successful completion of certain clinical, regulatory and sales milestones. Under the agreement, EntreMed will provide all resources needed to conduct clinical research and regulatory activities associated with seeking marketing approvals of the tubulin inhibitors for oncology applications.


 (12)    STOCKHOLDERS' EQUITY

PREFERRED STOCK: The Board of Directors is authorized to issue, at any time, without further stockholder approval, up to 5,000,000 shares of preferred stock, and to determine the price, rights, privileges, and preferences of such shares.

COMMON STOCK: On December 27, 2005, the Company announced a two-for-one stock split payable in the form of a 100 percent stock dividend to shareholders of record on February 17, 2006. On February 16, 2006, the Company's shareholders approved an increase in the number of authorized common shares of stock from 275,000,000 to 575,000,000 with a par value of $.01 per share, of which 342,171,876 shares were outstanding at December 31, 2005.

TREASURY STOCK: During 2005, certain employees exercised certain stock options containing a reload feature and, pursuant to our stock option plan, tendered 1,831,054 mature shares related to stock option exercises. Such tendered shares are reflected as treasury stock. At December 31, 2005, treasury shares totaled 1,953,282.

                      CELGENE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE INDICATED)


A summary of changes in common stock issued and treasury stock is presented below:

-------------------------------------------------------------------------------------------------------------------------
                                                                                                           Common Stock
Balance December 31,                                                                  Common Stock          in Treasury
-------------------------------------------------------------------------------------------------------------------------
2002                                                                                    80,176,713                  -
-------------------------------------------------------------------------------------------------------------------------
Exercise of stock options and warrants                                                   1,105,074                  -
Issuance of common stock for employee benefit plans                                        129,268                  -
-------------------------------------------------------------------------------------------------------------------------
2003                                                                                    81,411,055                  -
-------------------------------------------------------------------------------------------------------------------------
Exercise of stock options and warrants                                                   1,300,297                  -
Issuance of common stock for employee benefit plans                                         98,215                  -
Treasury stock - mature shares tendered related to option exercises                              -             (5,282)
Issuance of common stock related to 2:1 stock split                                     82,269,631             (5,282)
-------------------------------------------------------------------------------------------------------------------------
2004                                                                                   165,079,198            (10,564)
-------------------------------------------------------------------------------------------------------------------------
Exercise of stock options and warrants                                                   6,850,375                  -
Issuance of common stock for employee benefit plans                                        132,346                  -
Treasury stock - mature shares tendered related to option exercises                              -           (966,077)
Conversion of long-term convertible notes                                                      660                  -
Issuance of common stock related to 2:1 stock split                                    172,062,579           (976,641)
-------------------------------------------------------------------------------------------------------------------------
2005                                                                                   344,125,158         (1,953,282)
=========================================================================================================================



RIGHTS PLAN: During 1996, the Company adopted a shareholder rights plan, or Rights Plan. The Rights Plan involves the distribution of one Right as a dividend on each outstanding share of the Company's common stock to each holder of record on September 26, 1996. Each Right shall entitle the holder to purchase one-tenth of a share of common stock. The Rights trade in tandem with the common stock until, and are exercisable upon, certain triggering events, and the exercise price is based on the estimated long-term value of the Company's common stock. In certain circumstances, the Rights Plan permits the holders to purchase shares of the Company's common stock at a discounted rate. The Company's Board of Directors retains the right at all times prior to acquisition of 15% of the Company's voting common stock by an acquirer, to discontinue the Rights Plan through the redemption of all rights or to amend the Rights Plan in any respect. The Rights Plan, as amended on February 17, 2000, increased the exercise price per Right from $100.00 to $700.00 and extended the final expiration date of the Rights Plan to February 17, 2010. On August 13, 2003, the Rights Plan was further amended to permit a qualified institutional investor to beneficially own up to 17% of the Company's common stock outstanding without being deemed an "acquiring person," if such institutional investor meets certain requirements.


(13)     STOCK-BASED COMPENSATION

STOCK OPTIONS AND RESTRICTED STOCK AWARDS: The Company has one shareholder approved equity incentive plan, or the Incentive Plan, that provides for the granting of options, restricted stock awards, stock appreciation rights, performance awards and other stock-based awards to employees and officers of the Company to purchase not more than an aggregate of 69,700,000 shares of common stock under the 1998 plan, as amended, subject to adjustment under certain circumstances. The Management Compensation and Development Committee of the Board of Directors, or the Compensation Committee, determines the type, amount and terms, including vesting, of any awards made under the Incentive Plans. The 1998 Plan will terminate in 2008.

                      CELGENE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE INDICATED)


With respect to options granted under the Incentive Plan, the exercise price may not be less than the market price of the common stock on the date of grant. In general, options granted under the Incentive Plan vest over periods ranging from immediate vesting to four-year vesting and expire ten years from the date of grant, subject to earlier expiration in case of termination of employment. The vesting period for options and restricted stock awards granted under the Plans is subject to certain acceleration provisions if a change in control, as defined in the Plans, occurs.

As a result of the acquisition of Anthrogenesis, the Company assumed the former Anthrogenesis Qualified Employee Incentive Stock Option Plan and the Anthrogenesis Non-Qualified Recruiting and Retention Stock Option Plan. Options granted under the Anthrogenesis plans prior to Celgene's acquisition of Anthrogenesis generally vested immediately and expire ten years from the date of grant. The Anthrogenesis options converted into Celgene options at an exchange ratio of 0.4545 on a pre-October 2004 and February 2006 stock split basis. No future awards will be granted under the Non-Qualified Plan. The Qualified Plan authorizes the award of incentive stock options, which are stock options that qualify for special federal income tax treatment. The exercise price of any stock options granted under the Qualified Plan may not be less than the fair value of the common stock on the date of grant. In general, options granted under the Qualified Plan vest evenly over a four-year period and expire ten years from the date of grant, subject to earlier expiration in case of termination of employment. The vesting period is subject to certain acceleration provisions if a change in control occurs. No award will be granted under the Qualified Plan on or after December 31, 2008.

Stock options granted to executives at the vice-president level and above, after September 18, 2000, contain a reload feature which provides that if (1) the optionee exercises all or any portion of the stock option (a) at least six months prior to the expiration of the stock option, (b) while employed by the Company and (c) prior to the expiration date of the 1998 Incentive Plan and (2) the optionee pays the exercise price for the portion of the stock option exercised or pays applicable withholding taxes by using common stock owned by the optionee for at least six months prior to the date of exercise, the optionee shall be granted a new stock option under the 1998 Incentive Plan on the date all or any portion of the stock option is exercised to purchase the number of shares of common stock equal to the number of shares of common stock exchanged by the optionee to exercise the stock option or to pay withholding taxes thereon. The reload stock option will be exercisable on the same terms and conditions as apply to the original stock option except that (x) the reload stock option will become exercisable in full on the day which is six months after the date the original stock option is exercised, (y) the exercise price shall be the fair value (as defined in the 1998 Incentive Plan) of the common stock on the date the reload stock option is granted and (z) the expiration of the reload stock option will be the date of expiration of the original stock option. An optionee may not reload the reload stock option unless otherwise permitted by the Compensation Committee. As of December 31, 2005, the Company has issued 10,876,300 stock options to executives that contain the reload features noted above, of which 6,232,004 are still outstanding.

In June 1995, the stockholders of the Company approved the 1995 Non-Employee Directors' Incentive Plan, which, as amended, provides for the granting of non-qualified stock options to purchase an aggregate of not more than 4,100,000 shares of common stock (subject to adjustment under certain circumstances) to directors of the Company who are not officers or employees of the Company, or Non-Employee Directors. Each new Non-Employee Director, upon the date of election or appointment, receives an option to purchase 20,000 shares of common stock, which vest in four equal annual installments commencing on the first anniversary of the date of grant. Additionally, upon the date of each annual meeting of stockholders, each continuing Non-Employee Director receives an option to purchase 10,000 shares of common stock (or a pro rata portion thereof for service less than one year), which vest in full on the date of the first annual meeting of stockholders held following the date of grant. As amended in 2003, continuing Non-Employee Directors receive quarterly grants of 3,750 options aggregating 15,000 options annually, instead of receiving one

                      CELGENE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE INDICATED)


annual grant of 15,000 options and vesting occurs one year from the date of grant instead of on the date of the first annual meeting of stockholders held following the date of grant. The 1995 Non-Employee Directors' Incentive Plan also provides for a discretionary grant upon the date of each annual meeting of an additional option to purchase up to 5,000 shares to a Non-employee Director who serves as a member (but not a chairman) of a committee of the Board of Directors and up to 10,000 shares to a Non-employee Director who serves as the chairman of a committee of the Board of Directors. All options are granted at an exercise price that equals the fair value of the Company's common stock at the grant date and expire ten years after the date of grant. This plan terminates on June 30, 2015. In December 2005, in recognition of the significance of the REVLIMID(R) regulatory approval, continuing Non-Employee Directors received the 2006 annual stock option award of 15,000 shares, which were granted at an exercise price equal to the fair value of the Company's common stock on December 29, 2005 and vest pursuant to the standard terms of the plan.

In June 2005, the stockholders of the Company approved amendments to the 1998 Stock Incentive Plan, or the 1998 Plan, and the 1995 Non-Employee Directors' Incentive Plan, or the 1995 Plan, to among other things, increase, on a pre-split basis, the number of shares of common stock that may be subject to awards from 25,000,000 to 31,000,000 for the 1998 Plan and from 3,600,000 to
3,850,000 for the 1995 Plan.

The following table summarizes the stock option activity for the aforementioned
Plans:


----------------------------------------------------------------------------------------------------------------
                                                                               OPTIONS OUTSTANDING
                                                                    -------------------------------------------
                                                                                                WEIGHTED
                                                 SHARES                                          AVERAGE
                                               AVAILABLE                                         EXERCISE
Balance December 31,                           FOR GRANT                 SHARES             PRICE PER SHARE
----------------------------------------------------------------------------------------------------------------
2002                                          1,160,723                  10,829,432             $ 21.37
----------------------------------------------------------------------------------------------------------------
    Authorized                                4,000,000                         ---                 ---
    Expired                                    (308,857)                        ---                 ---
    Granted                                  (2,424,027)                  2,424,027               36.60
    Exercised                                       ---                  (1,041,618)              10.69
    Cancelled                                   172,826                    (200,092)              26.78
----------------------------------------------------------------------------------------------------------------
2003                                          2,600,665                  12,011,749             $ 25.28
----------------------------------------------------------------------------------------------------------------
    Stock split impact                        2,600,665                  11,324,297                 ---
    Granted                                  (4,073,768)                  4,073,768               27.36
    Exercised                                       ---                  (1,300,297)               7.99
    Cancelled                                   793,837                    (844,799)              19.27
----------------------------------------------------------------------------------------------------------------
2004                                          1,921,399                  25,264,718             $ 15.15
----------------------------------------------------------------------------------------------------------------
    Authorized                                6,250,000                         ---                 ---
    Granted                                  (7,302,665)                  7,302,665               54.32
    Exercised                                       ---                  (6,840,682)              11.16
    Cancelled                                   405,262                    (429,512)              23.72
    Stock split impact                        1,273,996                  25,297,189                 ---
----------------------------------------------------------------------------------------------------------------
2005                                          2,547,992                  50,594,378             $ 13.70
================================================================================================================


                      CELGENE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE INDICATED)



The following table summarizes information concerning options outstanding under the Incentive Plans at December 31, 2005:

----------------------------------------------------------------------------------------------------------------
                                      OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
                       --------------------------------------------------    --------------------------------------
                                              WEIGHTED       WEIGHTED                                 WEIGHTED
                                               AVERAGE        AVERAGE                                 AVERAGE
  RANGE OF EXERCISE        NUMBER             EXERCISE       REMAINING             NUMBER             EXERCISE
       PRICES           OUTSTANDING             PRICE       TERM (YRS.)          EXERCISABLE           PRICE
----------------------------------------------------------------------------------------------------------------
   $ 0.04 -  5.00            9,773,502  $       2.15           4.0                   9,753,502       $     2.15
     5.01 - 10.00           12,174,984          6.88           5.8                  12,134,434             6.92
    10.01 - 15.00           11,177,106         12.65           7.9                  10,950,572            12.91
    15.01 - 20.00            6,086,396         16.52           7.2                   5,694,516            17.65
    20.01 - 30.00            4,982,196         25.10           8.5                   4,739,246            26.38
    30.01 - 35.67            6,400,194         34.62           9.9                   6,188,194            35.81
                       --------------------------------------------------------------------------------------------
                            50,594,378  $      13.70           6.9                  49,460,464        $   14.02
                       ============================================================================================



In December 2005, in recognition of the significance of the REVLIMID(R) regulatory approval, the Board of Directors approved a resolution to grant the 2006 annual stock option awards in 2005. All stock options awarded were granted fully vested. Half of the options granted had an exercise price, or strike price, of $34.05 per option, which was at a 5% premium to the split-adjusted closing price of the Company's common stock of $32.43 on the grant date of December 29, 2005, the remaining options granted had a strike price of $35.67 per option, which was at a 10% premium to the split-adjusted closing price of the Company's common stock of $32.43 on the grant date of December 29, 2005. The Board's decision to grant these options was in recognition of the REVLIMID(R) regulatory approval and in response to a review of the Company's long-term incentive compensation programs in light of changes in market practices and recently issued changes in accounting rules resulting from the issuance of SFAS 123R, which the Company is required to adopt effective in the first quarter of 2006. In addition, the Company granted certain options to key-employees at exercise prices equal to the market price of the Company's common stock on the date of grant that also vested immediately. Management believes that granting fully vested options prior to the adoption of SFAS 123R will result in the Company not being required to recognize cumulative compensation expense of approximately $76.0 million for the four-year period ending December 31, 2009.

During 2001, the Company issued to certain employees an aggregate of 210,000 restricted stock awards of which 120,000 are still outstanding. Such restricted stock awards will vest on September 19, 2006, unless certain conditions that would trigger accelerated vesting are otherwise met prior to such date. The fair value of these restricted stock awards at the grant date was $0.8 million, which is being amortized as compensation expense over the contractual vesting period and classified in selling, general and administrative expenses. The Company recorded a $0.2 million credit to compensation expense for the year ended December 31, 2005 due to cancellation of 90,000 restricted stock awards during the year. The Company recorded compensation expense of $0.3 million for the years ended December 31, 2004 and 2003, respectively.

WARRANTS: In connection with its acquisition of Anthrogenesis, the Company assumed the Anthrogenesis warrants outstanding, which were converted into warrants to purchase 867,356 shares of the Company's common stock. Anthrogenesis had issued warrants to investors at exercise prices equivalent to the per share price of their investment. As of December 31, 2005, Celgene had 404,696 warrants outstanding to acquire an equivalent number of shares of Celgene common stock at a weighted average exercise price of $2.95 per warrant. These warrants expire on various dates from 2008 to 2012.

                      CELGENE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE INDICATED)


(14)     EMPLOYEE BENEFIT PLANS

The Company sponsors an investment savings plan, which qualifies under Section 401(k) of the Internal Revenue Code, as amended. The Company's contributions to the savings plan are discretionary and have historically been made in the form of the Company's common stock. Such contributions are based on specified percentages of employee contributions and aggregated a total expense charged to operations of $6.5 million in 2005, $3.5 million in 2004 and $4.2 million in 2003.

During 2000, the Company's Board of Directors approved a deferred compensation plan effective September 1, 2000. In February, 2005, the Company's Board of Directors adopted the Celgene Corporation 2005 Deferred Compensation Plan, effective as of January 1, 2005, which operates as the Company's ongoing deferred compensation plan and which is intended to comply with the American Jobs Creation Act of 2004, which added new Section 409A to the Internal Revenue Code, changing the income tax treatment, design and administration of certain plans that provide for the deferral of compensation. The Company's Board of Directors also froze the 2000 deferred compensation plan, effective as of December 31, 2004, so that no additional contributions or deferrals can be made to that plan. Accrued benefits under the frozen plan will continue to be governed by the terms under the tax laws in effect prior to the enactment of
Section 409A. Eligible participants, which include certain top-level executives of the Company as specified by the plan, can elect to defer up to 25% of the participant's base salary, 100% of cash bonuses and restricted stock and stock options gains (both subject to a minimum deferral of 50% of each award of restricted stock or stock option gain approved by the Compensation Committee for deferral). Company contributions to the deferred compensation plan represent a 100% match of the participant's deferral up to a specified percentage (ranging from 10% to 25%, depending on the employee's position as specified in the plan) of the participant's base salary. The Company recorded expense of $0.4 million, $0.8 million and $0.6 million associated with the matching of the deferral of compensation in 2005, 2004 and 2003, respectively. All amounts are 100% vested at all times, except with respect to restricted stock, which will not be vested until the date the applicable restrictions lapse. At December 31, 2005 and 2004, the Company had a deferred compensation liability included in other non-current liabilities in the consolidated balance sheets of approximately $11.2 million and $8.8 million, respectively, which included the participant's elected deferral of salaries and bonuses, the Company's matching contribution and earnings on deferred amounts as of that date. The plan provides various alternatives for the measurement of earnings on the amounts participants defer under the plan. The measuring alternatives are based on returns of a variety of funds that offer plan participants the option to spread their risk across a diverse group of investments.

In 2003, the Company adopted a Long-Term Incentive Plan, or LTIP designed to provide key officers and executives with performance based incentive opportunities contingent upon achievement of pre-established corporate performance objectives, and payable only if employed at the end of the performance cycle. The 2003 performance cycle began on May 1, 2003 and ended on December 31, 2005, or the 2005 Plan. The 2004 performance cycle began on January 1, 2004 and will end on December 31, 2006, or the 2006 Plan and the 2005 performance cycle began on January 1, 2005 and will end on December 31, 2007, or the 2007 Plan. The 2006 performance cycle was approved by the Management Compensation and Development Committee of the Board of Directors on January 19, 2006 and began on January 1, 2006 and will end on December 31, 2008, or the 2008 Plan. Performance measures for the Plans are based on the following components:
25% on earnings per share, 25% on net income and 50% on revenue.

Payouts may be in the range of 0% to 200% of the participant's salary for the 2005, 2007 and 2008 Plans and 0% to 150% of the participant's salary for the 2006 Plan. The estimated payout for the 2005 Plan is $4.5 million and the maximum potential payout, assuming objectives are achieved at the 150% level for the 2006 Plan and at the 200% level for the 2007 and 2008 Plans are $4.5 million, $6.8 million and $7.2 million for

                      CELGENE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE INDICATED)


the 2006 Plan, 2007 Plan and 2008 Plan, respectively. Such awards are payable in cash or, at its discretion, the Company can elect to pay the same value in its common stock based upon the Company's common stock fair value at the payout date. The Company accrues the long-term incentive liability over each three-year cycle. Prior to the end of a three-year cycle, the accrual is based on an estimate of the Company's level of achievement during the cycle. Upon a change in control, participants will be entitled to an immediate payment equal to their target award, or, if higher, an award based on actual performance through the date of the change in control. For the years ended December 31, 2005, 2004 and 2003, the Company recognized expense related to LTIP of $4.4 million, $3.4 million and $0.5 million, respectively.


(15)    ACCUMULATED COMPREHENSIVE INCOME

Other Accumulated Comprehensive Income at December 31, 2005 and 2004 consisted of the following:

          ------------------------------------------------------------------------------------------------------------
                                                                                     2005                  2004
          ------------------------------------------------------------------------------------------------------------
          Net unrealized gains on marketable securities, net of tax        $          4,833       $         63,926
          Currency translation adjustment                                            (4,745)                 4,676
                                                           -----------------------------------------------------------
                                                                           $             88       $         68,602
                                                           ===========================================================


(16)    SPONSORED RESEARCH, LICENSE AND OTHER AGREEMENTS

PHARMION: In November 2001, we licensed to Pharmion Corporation exclusive rights relating to the development and commercial use of our intellectual property covering thalidomide and S.T.E.P.S(R). Under the terms of the agreement, we receive a royalty of 8% of Pharmion's net thalidomide sales in countries where Pharmion has received regulatory approval and a S.T.E.P.S(R) license fee of 8% in all other licensed territories.

In December 2004, following our acquisition of Penn T Limited, our wholly-owned subsidiary Celgene UK Manufacturing II Limited, or CUK II, (formerly known as "Penn T Limited") entered into an amended thalidomide supply agreement with Pharmion whereby in exchange for a reduction in Pharmion's purchase price of thalidomide to 15.5% of its net sales of thalidomide, CUK II received a one-time payment of 39.6 million British pounds sterling, or a U.S. dollar equivalency of $77.0 million. We also received a one-time payment of $3.0 million in return for granting license rights to Pharmion to develop and market thalidomide in additional territories and eliminating certain of our license termination rights. Under the agreements, as amended, the territory licensed to Pharmion is for all countries other than the United States, Canada, Mexico, Japan and all provinces of China other than Hong Kong. Under a separate letter agreement simultaneously entered into by the parties, Pharmion also agreed to provide us with an aggregate $8.0 million over a three-year period commencing January 1, 2005 and ending December 31, 2007 to support the two companies' existing thalidomide research and development effors. Pursuant to EITF 00-21, we determined that the agreements constitute a single unit of accounting and pursuant to SAB No. 101, as amended by SAB No. 104, we have recorded the payments received as deferred revenue and are amortizing such payments straight line over an estimated useful life of 13 years, which is the estimated life of the supply agreement. The remaining payments to be received under the thalidomide research and development letter agreement (i.e., approximately $5.3 million) will be recorded as deferred revenue as such payments are received and amortized over the remaining useful life.

                      CELGENE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE INDICATED)


The agreements with Pharmion terminate upon the ten-year anniversary following receipt of the first regulatory approval for thalidomide in the United Kingdom.

To support the further clinical development of thalidomide, Pharmion has also provided research funding under various agreements of approximately $10.7 million through December 31, 2005 and is required to fund an additional $2.7 million in each of 2006 and 2007.

At December 31, 2005 and 2004, we held 1,939,600 shares of Pharmion common stock received in connection with the conversion of a five-year Senior Convertible Promissory Note purchased in April 2003 under a Securities Purchase Agreement with Pharmion and the exercise of warrants received in connection with the November 2001 thalidomide license and April 2003 Securities Purchase Agreement.

NOVARTIS PHARMA AG: In April 2000, we entered into an agreement with Novartis in which we granted to Novartis an exclusive worldwide license (excluding Canada) to develop and market FOCALIN(TM) (d-methylphenidate, or d- MPH) and FOCALIN XR(TM), the long-acting drug formulation. We have retained the exclusive commercial rights to FOCALIN(TM) and FOCALIN XR(TM) for oncology-related disorders, such as chronic fatigue associated with chemotherapy. We also granted Novartis rights to all of our related intellectual property and patents, including new formulations of the currently marketed RITALIN(R). Under the agreement, we have received upfront and regulatory achievement milestone payments totaling $55.0 million and are entitled to additional payments upon attainment of certain other milestone events. We also sell FOCALIN(TM) to Novartis as well as receive royalties on sales of all of Novartis' FOCALIN XR(TM) and RITALIN(R) family of ADHD-related products. The research portion of the agreement ended in June 2003.

SERONO: In late 2004, the Company assumed co-exclusive rights with Serono SA to discover and develop therapeutics that modulate the NFkB pathway utilizing technology and know-how previously licensed to Serono SA. Celgene made a one-time payment of $6.0 million to Serono SA, which was recorded as research and development expense since this relates to undeveloped technology, and will make milestone and royalty payments on the sales on any resulting products. Serono SA will have reciprocal milestone payment and royalty obligations to Celgene for any products Serono SA discovers, develops and commercializes utilizing the technology and know-how.

S.T.E.P.S. LICENSE AGREEMENTS: In late 2004, the Company entered into an agreement providing manufacturers of isotretinoin (Acutane(R)) with a non-exclusive license to its patent portfolio directed to methods for safely delivering isotretinoin (Acutane(R)) in potentially high-risk patient populations in exchange for $0.5 million. The manufacturers of isotretinoin have licensed these patents with the intention of implementing a new pregnancy risk management system to safely deliver isotretinoin in potentially high-risk patient populations. The Company is entitled to future royalties under these agreements.


(17)     INCOME TAXES

The income tax provision is based on income before income taxes as follows:

------------------------------------------------------------------------------------------------------------
                                                         2005                2004                2003
------------------------------------------------------------------------------------------------------------
U.S.                                             $     135,048       $     244,034      $        25,661
Non-U.S.                                               (50,836)           (180,863)                   -
                                                 -----------------------------------------------------------
Income before income taxes                       $      84,212       $      63,171      $        25,661
                                                 ===========================================================


                      CELGENE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE INDICATED)



The provision/(benefit) for taxes on income from continuing operations is as follows:

--------------------------------------------------------------------------------
                                                  2005        2004         2003
--------------------------------------------------------------------------------
United States:
Taxes currently payable:
      Federal                                   $ 11,538    $  6,429    $     --
      State and local                              8,609       4,067         718
Deferred income taxes                             (3,430)         --          --
--------------------------------------------------------------------------------
Total U.S. tax provision                          16,717      10,496         718
--------------------------------------------------------------------------------
International:
      Taxes currently payable                      4,926      23,486          --
      Deferred income taxes                       (1,087)    (23,567)         --
--------------------------------------------------------------------------------
Total international tax provision                  3,839         (81)         --
--------------------------------------------------------------------------------
Total provision                                 $ 20,556    $ 10,415    $    718
================================================================================

Amounts are reflected in the preceding tables based on the location of the taxing authorities. As of December 31, 2005, we have not made a U.S. tax provision on approximately $77.6 million of unremitted earnings of our international subsidiaries. These earnings are expected to be reinvested overseas. It is not practicable to compute the estimated deferred tax liability on these earnings.

The Company operates under an incentive tax holiday in Switzerland that expires in 2015 and exempts the Company from certain Swiss income taxes.

Deferred taxes arise because of different treatment between financial statement accounting and tax accounting, known as "temporary differences." The company records the tax effect on these temporary differences as "deferred tax assets" (generally items that can be used as a tax deduction or credit in future periods) or "deferred tax liabilities" (generally items for which the company received a tax deduction but that have not yet been recorded in the consolidated statement of operations). The Company periodically evaluates the likelihood of the realization of deferred tax assets, and reduces the carrying amount of these deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. The Company considers many factors when assessing the likelihood of future realization of deferred tax assets, including its recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income, the carryforward periods available to it for tax reporting purposes, and other relevant factors. Significant judgment is required in making this assessment. At December 31, 2005, 2004 and 2003 the tax effects of temporary differences that give rise to deferred tax assets were as follows:

                      CELGENE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE INDICATED)



------------------------------------------------------------------------------------------------------------------------------
                                                2005                          2004                          2003
------------------------------------------------------------------------------------------------------------------------------
                                        ASSETS      LIABILITIES       ASSETS      LIABILITIES        ASSETS       LIABILITIES
------------------------------------------------------------------------------------------------------------------------------
Federal and state net operating
   loss carryforwards                  $ 84,161    $         -       $   53,477    $        -   $ 141,379    $         -
Prepaid/deferred items                   30,016              -           29,863             -           -              -
Deferred Revenue                         19,533              -           24,174             -           -              -
Capitalized research expenses             6,861              -            8,971             -      16,774              -
Research and experimentation tax
   credit carryforwards                  19,770              -           17,431             -       9,154              -
Plant and equipment, primarily
   differences in depreciation              618           (295)           2,307          (295)      1,524              -
Inventory                                 1,607              -            1,362          (928)          -              -
Other Assets                                  -         (7,325)               -        (2,230)          -              -
Intangibles                               7,910        (27,786)           3,182       (29,761)      5,615              -
Accrued and other expenses               20,493              -           14,590             -       6,686              -
Unrealized losses/(gains) on
    securities                                -           (848)               -       (33,385)      4,188         (8,893)
------------------------------------------------------------------------------------------------------------------------------
Subtotal                                190,969        (36,254)         155,357       (66,599)    185,320         (8,893)
Valuation allowance                     (10,396)             -          (75,510)            -    (176,427)             -
------------------------------------------------------------------------------------------------------------------------------
Total Deferred Taxes                   $180,573     $  (36,254)      $   79,847    $  (66,599)   $  8,893    $    (8,893)
------------------------------------------------------------------------------------------------------------------------------
Net Deferred Tax Asset                $ 144,319     $        -       $   13,248    $        -    $      -    $         -
===============================================================================================================================



Reconciliation of the U.S. statutory income tax rate to our effective tax rate for continuing operations is as follows:

   ---------------------------------------------------------------------------------------------------------
   PERCENTAGES                                                     2005            2004           2003
   ---------------------------------------------------------------------------------------------------------
   US statutory rate                                               35.0%          35.0%           35.0%
   Foreign losses without tax benefit                              27.2           50.5               -
   State taxes, net of federal benefit                              9.6            4.3             3.3
   Other                                                            3.2            1.7               -
   Change in valuation allowance                                  (50.6)         (75.0)          (35.5)
   ---------------------------------------------------------------------------------------------------------
   Effective income tax rate                                       24.4%          16.5%            2.8%
   =========================================================================================================



At March 31, 2005, the Company determined it was more likely than not that certain benefits of its deferred tax assets would be realized based on favorable clinical data related to REVLIMID(R) (Lenalidomide) during the quarter in concert with the Company's nine consecutive quarters of profitability. This led to the conclusion that it was more likely than not that the Company will generate sufficient taxable income to realize the benefits of its deferred tax assets. As a result of eliminating the related valuation allowances, the Company recorded an income tax benefit in 2005 of $42.6 million and an increase to additional paid-in capital of $30.2 million. At December 31, 2005, it was more likely than not that the Company would realize its deferred tax assets, net of valuation allowances.

At December 31, 2005, the Company had federal net operating loss carryforwards of approximately $198.0 million and combined state net operating loss carryforwards of approximately $ 218.7 million that will expire in the years 2006 through 2025. The Company also has research and experimentation credit carryforwards of approximately $19.7 million that expire in the years 2006 through 2025. Ultimate utilization/availability of such net operating losses and credits may be curtailed if a significant change in ownership occurs. Signal and Anthrogenesis experienced an ownership change, as that term is defined in section 382 of the Internal Revenue Code, when acquired by Celgene, as such, there is an annual limitation on the use of these net

                      CELGENE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE INDICATED)



operating losses in the amount of approximately $11.6 million and $3.4 million, respectively. Approximately $8.1 million of deferred tax assets acquired in the Anthrogenesis acquisition at December 31, 2002 consisted primarily of net operating losses; as such there may be an annual limitation on the Company's ability to utilize the acquired net operating losses in the future.

The Company realized stock option deduction benefits in 2005, 2004, and 2003 for income tax purposes and has increased paid-in capital in the amount of approximately $103.6 million, $14.2 million, and $0.8 million, respectively.


(18)     COMMITMENTS AND CONTINGENCIES

LEASES: The Company leases office and research facilities under several operating lease agreements in the United States, Switzerland and United Kingdom. The minimum annual rents may be subject to specified annual rental increases. At December 31, 2005, the non-cancelable lease terms for the operating leases expire at various dates between 2006 and 2012 and include renewal options. In general, the Company is also required to reimburse the lessors for real estate taxes, insurance, utilities, maintenance and other operating costs associated with the leases.

                      CELGENE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE INDICATED)



The Company leases certain equipment under a capital lease arrangement. Assets held under capital leases are included in plant and equipment and the amortization of these assets is included in depreciation expense. Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 2005 are:


---------------------------------------------------------------------------------------------------------
                                                                OPERATING          CAPITAL LEASES
(In millions)                                                    LEASES
---------------------------------------------------------------------------------------------------------
              2006                                       $            3.4      $            2
              2007                                                    2.9                   2
              2008                                                    2.6                   -
              2009                                                    2.5                   -
              2010                                                    2.5                   -
              Thereafter                                              3.9                   -
                                                         ---------------------------------------------------
       Total minimum lease payments                      $           17.8      $            4
                                                         ==================
             Less amount representing interest                                              1
                                                                              ------------------------------
         Present value of net minimum
              capital lease payments                                                        3
             Less current installments of obligations
                under capital leases                                                        1
                                                                              ------------------------------

       Obligations under capital leases,
              excluding current installments                                   $            2
                                                                              ==============================

Total facilities rental expense under operating leases was approximately $4.5 million in 2005, $4.3 million in 2004 and $3.9 million in 2003.

CONTRACTS: In connection with the Company's acquisition of Penn T, the Company entered into a Technical Services Agreement with Penn Pharmaceutical Services Limited, or PPSL, and Penn Pharmaceutical Holding Limited pursuant to which PPSL provides the services and facilities necessary for the manufacture of THALOMID(R) and other thalidomide formulations. The total cost to be incurred over the five-year minimum agreement period is approximately $11.0 million. At December 31, 2005, the remaining cost to be incurred was approximately $7.8 million.

In March 2003, the Company entered into a supply and distribution agreement with GSK to distribute, promote and sell ALKERAN(R) (melphalan), a therapy approved by the FDA for the palliative treatment of multiple myeloma and carcinoma of the ovary. Under the terms of the agreement, the Company purchases ALKERAN(R) tablets and ALKERAN(R) for infusion from GSK and distributes the products in the United States under the Celgene label. The agreement requires the Company to purchase certain minimum quantities each year under a take-or-pay arrangement. The agreement has been extended through March 31, 2009. On December 31, 2005, the remaining minimum purchase requirements under the agreement totaled $102.0 million.

The Company signed an exclusive license agreement with CMCC, which terminated any existing thalidomide analog agreements between CMCC and EntreMed and directly granted to Celgene an exclusive worldwide license for the analog patents. Under the agreement, the Company is required to pay CMCC $2.0 million between 2005 and 2006. The outstanding balance related to this agreement was $1.0 million at December 31, 2005. Additional payments are possible under the agreement depending on the successful development and commercialization of thalidomide analogs.

                      CELGENE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE INDICATED)


In October 2003, the Company signed an agreement with Institute of Drug Technology Australia Limited, or IDT, for the manufacture of finished dosage form of THALOMID(R) capsules. The agreement requires minimum purchases of THALOMID(R) capsules of $4.7 million for the three-year term commencing with the April 2005 FDA approval of IDT as an alternate supplier. This agreement provides the Company with additional capacity and reduces its dependency on one manufacturer for the production of THALOMID(R). The outstanding balance related to this agreement was $4.0 million at December 31, 2005.

CONTINGENCIES: The Company believes it maintains insurance coverage adequate for its current needs. The Company's operations are subject to environmental laws and regulations, which impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes. The Company reviews the effects of such laws and regulations on its operations and modifies its operations as appropriate. The Company believes it is in substantial compliance with all applicable environmental laws and regulations.

On August 19, 2004, the Company, together with its exclusive licensee Novartis, filed an infringement action in the United States District Court of New Jersey against Teva Pharmaceuticals USA, Inc., in response to notices of Paragraph IV certifications made by Teva in connection with the filing of an ANDA for FOCALIN(TM). The notification letters contend that United States Patent Nos. 5,908,850, or '850 patent, and 6,355,656, or '656 patent, were invalid. The '656 patent is currently the subject of reexamination proceedings in the United States Patent and Trademark Office. After the suit was filed, Novartis listed another patent, United States Patent No. 6,528,530, or '530 patent, in the Orange Book in association with the FOCALIN(TM) NDA. Neither the '656 patent nor the '530 patent is part of the patent infringement action against Teva. This case does not involve an ANDA for RITALIN LA(R) or FOCALIN XR(TM) as such an ANDA has not been filed. Recently, Teva amended its answer to contend that the '850 patent was not infringed by the filing of its ANDA, and that the '850 patent is not enforceable due to an allegation of inequitable conduct. Fact discovery expired on February 28, 2006. No trial date has been set. If successful, Teva will be permitted to sell a generic version of FOCALIN(TM), which could significantly reduce the Company's sales of FOCALIN(TM) to Novartis.

                      CELGENE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE INDICATED)


(19)     PRODUCT AND GEOGRAPHIC INFORMATION

OPERATIONS BY GEOGRAPHIC AREA: Revenues outside of North America consist primarily of sales of THALOMID(R) and REVLIMID(R) in Europe and royalties from Novartis on their international sales of RITALIN(R) LA.

          ------------------------------------------------------------------------------------------------------------
          REVENUES                                                 2005                2004                2003
          ------------------------------------------------------------------------------------------------------------
          North America                                    $     518,439       $     374,686      $       271,475
          All Other                                               18,502               2,816                 -
                                                          ------------------------------------------------------------
          Total Revenues                                   $     536,941       $     377,502      $       271,475
                                                          ============================================================



          ----------------------------------------------------------------------------------------
          LONG LIVED ASSETS(1)                                     2005                 2004
          ----------------------------------------------------------------------------------------
          North America                                    $       73,340       $      59,131
          All Other                                               134,940             144,820
                                                          ----------------------------------------
          Total Long Lived Assets                          $      208,280       $     203,951
                                                          ========================================


          (1) Long-lived assets consist of net property, plant and equipment, intangible assets and goodwill.


REVENUES BY PRODUCT: Total revenue from external customers by product for the years ended December 31, 2005, 2004 and 2003, were as follows:

          ----------------------------------------------------------------------------------------
          (IN THOUSANDS $)                         2005               2004              2003
          ----------------------------------------------------------------------------------------
          Net product sales:
             THALOMID(R)                     $        387,816  $        308,577   $       223,686
             FOCALIN(TM)                                4,210             4,177             2,383
             ALKERAN(R)                                49,748            16,956            17,827
             REVLIMID(R)                                2,862                 -                 -
             Other                                        989               861               557
                                           -------------------------------------------------------
          Total net product sales           $         445,625  $        330,571   $       244,453
          Collaborative agreements
             and other revenue                         41,334            20,012            15,174
          Royalty revenue                              49,982            26,919            11,848
                                           -------------------------------------------------------
          Total revenue                    $          536,941  $        377,502   $       271,475
          ========================================================================================



MAJOR CUSTOMERS: As is typical in the pharmaceutical industry, the Company sells its products primarily through wholesale distributors and therefore, wholesale distributors account for a large portion of the Company's net product revenues. In 2005, 2004 and 2003, there were three customers that each accounted for more than 10% of the Company's total revenue. The percent of total sales to each such customer in 2005, 2004 and 2003 were as follows: Cardinal Health 39.0%, 29.5% and 32.5%; McKesson Corp. 27.3%, 18.6% and 17.4%; and Amerisource Bergen Corp. 19.9%, 17.9% and 23.7%. Sales to such customers were included in the results of the Human Pharmaceuticals segment. These same customers accounted for the following percentages of accounts receivable for the years ended December 31, 2005 and 2004, respectively: McKesson Corp. 32.8% and 25.3%; Cardinal Health 30.0% and 32.2%; and Amerisource Bergen Corp. 13.2% and 14.0%.

                      CELGENE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE INDICATED)



(20)     QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

--------------------------------------------------------------------------------------------------------------------------------
                                                 1Q               2Q               3Q               4Q              YEAR
--------------------------------------------------------------------------------------------------------------------------------
2005
Total revenue                            $      112,396   $       145,701  $     129,506     $      149,338   $      536,941
Gross profit(1)                                  99,792           127,505        106,307            122,610          456,214
Income tax benefit (provision)                   34,172           (29,967)       (12,975)           (11,786)         (20,556)
Net income                                       48,214            10,846            668              3,928           63,656
Net earnings per common share(2) -
     basic                               $         0.15   $          0.03  $           -     $         0.01   $         0.19
     diluted                             $         0.13   $          0.03  $           -     $         0.01   $         0.18
Weighted average number of shares of
common stock outstanding(3) -
      basic                                     331,225           334,282        336,596            339,839          335,512
     diluted                                    382,216           352,023        359,724            359,998          390,585



--------------------------------------------------------------------------------------------------------------------------------
                                                 1Q               2Q               3Q               4Q              YEAR
--------------------------------------------------------------------------------------------------------------------------------
2004
Total revenue                            $       82,873   $        87,753  $      101,468    $       105,408  $      377,502
Gross profit(1)                                  61,726            64,916          68,637             75,566         270,845
Income tax provision                               (801)           (1,156)         (1,974)            (6,484)        (10,415)
Net income                                        8,914             2,595          19,008             22,239          52,756
Net earnings per common share(2) -
     basic                               $         0.03   $          0.01  $         0.06    $          0.07   $        0.16
     diluted                             $         0.03   $          0.01  $         0.05    $          0.06   $        0.15
Weighted average number of shares of
common stock outstanding(3) -
      basic                                     325,902           327,348         328,181            329,499         327,738
      diluted                                   349,050           353,709         354,128            347,339         345,710
================================================================================================================================



     (1) Gross profit is computed by subtracting cost of goods sold from net product sales.

     (2) The sum of the quarters may not equal the full year basic and diluted earnings per share since each period is calculated separately.

     (3) The weighted average number of shares outstanding reflects the February 17, 2006 two- for- one stock split.

                      CELGENE CORPORATION AND SUBSIDIARIES
                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                             (DOLLARS IN THOUSANDS)

----------------------------------------------------------------------------------------------------------------------
                                                                  Additions
                                              Balance at         charged to
                                             beginning of        expense or                               Balance at
Year ended December 31,                          year               sales                Deductions       end of year
----------------------------------------------------------------------------------------------------------------------
2005
   Allowance for doubtful accounts           $      1,370       $        1,029           $        107      $    2,292
   Allowance for customer discounts                   838               10,434                  9,825           1,447
                                            --------------------------------------------------------------------------
   Subtotal                                         2,208               11,463                  9,932           3,739
   Allowance for sales returns                      9,595               21,160  (1)            25,738           5,017
                                            --------------------------------------------------------------------------
                                             $     11,803       $       32,623           $     35,670      $    8,756
                                            ==========================================================================

----------------------------------------------------------------------------------------------------------------------
2004
   Allowance for doubtful accounts           $        873       $          867           $        370      $    1,370
   Allowance for customer discounts                   657                7,448                  7,267             838
                                            --------------------------------------------------------------------------
   Subtotal                                         1,530                8,315                  7,637           2,208
   Allowance for sales returns                      8,368               16,279  (1)            15,052           9,595
                                            --------------------------------------------------------------------------
                                             $      9,898       $       24,594           $     22,689      $   11,803
                                            ==========================================================================

----------------------------------------------------------------------------------------------------------------------
2003
   Allowance for doubtful accounts           $        729       $          448           $        304      $      873
   Allowance for customer discounts                   291                5,503                  5,137             657
                                            --------------------------------------------------------------------------
   Subtotal                                         1,020                5,951                  5,441           1,530
   Allowance for sales returns                      2,783               12,659  (1)             7,074           8,368
                                            --------------------------------------------------------------------------
                                             $      3,803       $       18,610           $     12,515      $    9,898
                                            ==========================================================================

----------------------------------------------------------------------------------------------------------------------
(1) Amounts are a reduction from gross sales.